                                                                       Exhibit 2

                                   ----------

                       CONTRIBUTION AND PURCHASE AGREEMENT

                                      AMONG

                           TECUMSEH PRODUCTS COMPANY,

                              VON WEISE USA, INC.,

                        SPECIALTY MOTORS OPERATIONS, INC.

                                       AND

                         SPECIALTY MOTORS HOLDING CORP.

                                   ----------

                          Dated as of November 1, 2007

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                                TABLE OF CONTENTS

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ARTICLE 1 SECTION 351 TRANSACTIONS WITH AUTO SPECIALTY ..................     2
   1.1   Von Weise Contribution and Sale to Auto Specialty ..............     2
   1.2   Consideration to Von Weise .....................................     2
   1.3   Purchaser One Cash Contribution to Auto Specialty ..............     3
   1.4   Consideration to Purchaser One .................................     3
   1.5   Assumption of Liabilities ......................................     3
   1.6   Tax Reporting ..................................................     3
   1.7   Funding of Auto Specialty ......................................     4
ARTICLE 2 SALE AND PURCHASE OF THE TCH SHARES, THE 0.001% EQUITY
          PARTICIPATION AND THE DIRECT PURCHASED ASSETS .................     4
   2.1   Sale and Purchase of the TCH Shares ............................     4
   2.2   Sale and Purchase of the 0.001% Equity Participation ...........     4
   2.3   Sale and Purchase of the Direct Purchased Assets ...............     4
   2.4   Assumption of Liabilities ......................................     4
ARTICLE 3 PURCHASE PRICE AND PAYMENT ....................................     5
   3.1   Purchase Price .................................................     5
   3.2   Adjustment of Initial Purchase Price ...........................     5
   3.3   Payment of Initial Purchase Price and Adjusted Purchase Price ..     6
   3.4   Auto Specialty Escrow ..........................................     6
   3.5   Withholding Taxes ..............................................     7
ARTICLE 4 CLOSING AND TERMINATION .......................................     7
   4.1   Closing Date ...................................................     7
   4.2   Termination of Agreement .......................................     7
   4.3   Procedure Upon Termination .....................................     8
   4.4   Effect of Termination ..........................................     8
   4.5   Termination of Agreement by Seller in Default ..................     8
ARTICLE 5 THE VON WEISE AUTO SPECIALTY PREFERRED STOCK ..................     9
   5.1   Auto Specialty Restated Certificate ............................     9
   5.2   Sale of Nonqualified Preferred Stock in Auto Specialty .........     9
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ARTICLE 6 SECOND CLOSING DATE TRANSACTIONS ..............................     9
   6.1   Second Closing Date Transactions ...............................     9
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE SELLER ................. .   10
   7.1   Organization and Good Standing .................................    10
   7.2   Authorization of Agreement .....................................    10
   7.3   Capitalization .................................................    11
   7.4   Subsidiaries ...................................................    11
   7.5   Corporate Records ..............................................    12
   7.6   Conflicts; Consents of Third Parties ...........................    12
   7.7   Ownership and Transfer of Direct Purchased Assets, the TCH
         Shares and the 0.001% Equity Participation .....................    13
   7.8   Financial Statements ...........................................    13
   7.9   No Undisclosed Liabilities .....................................    13
   7.10  Absence of Certain Developments ................................    14
   7.11  Certain Tax Matters ............................................    15
   7.12  Real Property ..................................................    16
   7.13  Tangible Personal Property .....................................    18
   7.14  Technology and Intellectual Property ...........................    18
   7.15  Customers and Suppliers ........................................    19
   7.16  Employee Benefits ..............................................    20
   7.17  Labor ..........................................................    21
   7.18  Litigation .....................................................    22
   7.19  Compliance with Laws; Permits ..................................    22
   7.20  Environmental Matters ..........................................    22
   7.21  Material Contracts .............................................    23
   7.22  Previous Sales; Warranties .....................................    25
   7.23  Related Parties ................................................    25
   7.24  Competition Act (Canada) .......................................    25
   7.25  Financial Advisors .............................................    26
   7.26  No Other Representations or Warranties .........................    26
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ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF PURCHASER ...................    26
   8.1   Organization and Good Standing .................................    26
   8.2   Authorization of Agreement .....................................    26
   8.3   Conflicts; Consents of Third Parties ...........................    27
   8.4   Litigation .....................................................    27
   8.5   Investment Intention ...........................................    27
   8.6   Investigation ..................................................    27
ARTICLE 9 COVENANTS .....................................................    28
   9.1   Access to Management ...........................................    28
   9.2   Restructuring ..................................................    28
   9.3   Conduct of Business Pending the Closing ........................    28
   9.4   Employee Matters ...............................................    30
   9.5   Retiree Medical Plan ...........................................    32
   9.6   Preservation of Records ........................................    32
   9.7   Publicity ......................................................    33
   9.8   Use of Name ....................................................    33
   9.9   Insurance ......................................................    33
   9.10  Reasonable Commercial Efforts ..................................    33
   9.11  Contacts with Suppliers, Employees and Customers ...............    34
   9.12  Seller Commitments .............................................    34
   9.13  Intellectual Property Covenants ................................    34
   9.14  Notification ...................................................    35
   9.15  Nonsolicitation ................................................    35
   9.16  Restrictive Covenants ..........................................    35
   9.17  Canada Escrow ..................................................    37
   9.18  Assignment and Assumption Agreement (Invensys) .................    37
   9.19  JMAS Waste Water Discharge Permit ..............................    37
ARTICLE 10 CONDITIONS TO CLOSING ........................................    37
   10.1  Condition Precedent to Obligations of Purchaser ................    37
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   10.2  Condition Precedent to Obligations of Seller ...................    39
   10.3  Conditions to Each Party's Obligations .........................    39
   10.4  No Frustration of Closing Conditions ...........................    39
ARTICLE 11 DOCUMENTS TO BE DELIVERED ....................................    39
   11.1  Documents to be Delivered by the Seller ........................    39
   11.2  Documents to be Delivered by the Purchaser .....................    41
   11.3  Documents to be Delivered by Auto Specialty ....................    42
ARTICLE 12 INDEMNIFICATION ..............................................    42
   12.1  Indemnification ................................................    42
   12.2  Limitations on Indemnification for Breaches of Representations
         and Warranties .................................................    43
   12.3  Survival of Representations and Warranties and Covenants .......    43
   12.4  General Indemnification Procedures .............................    44
   12.5  Tax Matters ....................................................    45
   12.6  Exclusive Remedies .............................................    50
   12.7  Adjustments for Certain Payments ...............................    50
   12.8  Treatment of Indemnity Payments ................................    50
   12.9  Cooperation regarding Seller Post-Closing Matters ..............    50
ARTICLE 13 MISCELLANEOUS ................................................    51
   13.1  Certain Definitions ............................................    51
   13.2  Payment of Transfer Taxes ......................................    61
   13.3  Excluded Assets ................................................    61
   13.4  Expenses .......................................................    61
   13.5  Further Assurances .............................................    61
   13.6  Governing Law ..................................................    61
   13.7  Submission to Jurisdiction; Consent to Service of Process ......    61
   13.8  Entire Agreement; Amendments and Waivers .......................    62
   13.9  Table of Contents and Headings .................................    62
   13.10 Notices ........................................................    62
   13.11 Severability ...................................................    63
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   13.12 Binding Effect; No Third Party Beneficiaries; Assignment .......    63
   13.13 Disclosure Schedules ...........................................    64
   13.14 Rules of Construction ..........................................    64
   13.15 Counterparts ...................................................    64
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                                       -v-

                    TABLE OF ANNEXES, EXHIBITS AND SCHEDULES

                                    Schedules

Schedule 1.1.2  - Juarez Inventory
Schedule 1.1.3  - El Paso Inventory
Schedule 1.1.4  - Trade Accounts Receivable and Trade Accounts Payable
Schedule 1.1.6  - Juarez Fixed Assets
Schedule 2.3    - Direct Purchased Assets
Schedule 3.1.2  - Allocation
Schedule 3.3.1  - Seller Accounts
Schedule 7.4    - Subsidiaries
Schedule 7.5    - Corporate Records
Schedule 7.6.1  - Conflicts
Schedule 7.6.2  - Required Consents and Approvals - Seller
Schedule 7.8    - Financial Statements
Schedule 7.9    - Undisclosed Liabilities
Schedule 7.10   - Certain Developments
Schedule 7.11   - Tax Matters
Schedule 7.11.5 - Tax Exceptions
Schedule 7.12   - Company Properties
Schedule 7.13   - Tangible Personal Property
Schedule 7.14.1 - Registered Patents, Trademarks and Copyrights (and
                  Applications therefor) Included in A&S Intellectual Property
Schedule 7.14.2 - Third Party Owners of A&S Intellectual Property
Schedule 7.14.3 - Assignments, Transfers, Conveyances or Encumbrances of A&S
                  Intellectual Property
Schedule 7.14.4 - Challenges to Validity and Enforceability of A&S Intellectual
                  Property
Schedule 7.14.5 - Third Party Infringement on or Violation of A&S Intellectual
                  Property
Schedule 7.14.6 - IP/Technology Used and Not Owned by TCH to Be Licensed to TCH
Schedule 7.14.6 - IP/Technology Used and Not Owned by TCH Subject to Third-Party
                  Licenses
Schedule 7.14.7 - TCH Royalty Obligations
Schedule 7.14.8 - Alleged Infringements of Third Party Trademark, Copyright or
                  Trade Secret Rights
Schedule 7.15   - Ten Largest Customers
Schedule 7.16   - Thirty Largest Suppliers/Vendors
Schedule 7.16.1 - Employee Benefit Plans
Schedule 7.16.2 - Transferred Benefit Plans
Schedule 7.16.4 - Transferred Benefit Plan Exceptions
Schedule 7.16.7 - Canadian Registered Plans
Schedule 7.17.1 - Labor or Collective Bargaining Agreements
Schedule 7.17.4 - Labor Complaints or Charges
Schedule 7.17.5 - Labor Reductions

Schedule 7.18   - Litigation
Schedule 7.19   - Compliance with Laws; Permits
Schedule 7.20   - Environmental Matters
Schedule 7.20.8 - Environmental Contracts
Schedule 7.21.2 - Material Contracts
Schedule 7.21.3 - Contract Exceptions
Schedule 7.22   - Previous Sales; Warranties
Schedule 7.23   - Related Parties
Schedule 8.3.2  - Required Consents and Approvals - Purchaser
Schedule 9.2    - Conduct of the Business Pending the Closing
Schedule 9.4.1  - Employee Matters
Schedule 9.12   - Seller Commitments
Schedule 10.1.4 - Required Third Party Consents
Schedule 10.1.7 - Related Party Transactions

                                     Annexes

Annex A - TCH, Motores and Auto Specialty
Annex B - Accounting Principles

                                    Exhibits

Exhibit A   Von Weise Auto Specialty Assignment and Assumption Agreement
Exhibit B   Von Weise Purchaser One Assignment and Assumption Agreement
Exhibit C   Auto Specialty Escrow Agreement
Exhibit D   Auto Specialty Restated Certificate
Exhibit E   Canadian Escrow Agreement
Exhibit F   Assignment and Assumption Agreement (Invensys)
Exhibit G   Master Global Manufacture and Supply Agreement (Tecumseh Power
            Company)
Exhibit H   Transition Services Agreement
Exhibit I   JCI Supply Agreement
Exhibit J   Eaton Rapids Real Property Deed
Exhibit K   Stranded Cash Supplemental Agreement

                       CONTRIBUTION AND PURCHASE AGREEMENT

     CONTRIBUTION AND PURCHASE AGREEMENT, dated as of November 1, 2007 (this "Agreement"), by and among Specialty Motors Operations, Inc., a corporation organized and existing under the laws of State of Delaware ("Purchaser One"), Specialty Motors Holding Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser Two" and together with Purchaser One, the "Purchaser"), Tecumseh Products Company, a corporation organized and existing under the laws of the State of Michigan ("Tecumseh"), and Von Weise USA, Inc., a corporation organized and existing under the laws of the State of Delaware ("Von Weise" and together with Tecumseh, the "Seller").

                                    RECITALS:

          A. Seller desires to contribute, transfer, convey, assign, and deliver certain assets associated with the Automotive and Specialty DC motors and gear motors business of Seller (the "Business") to Auto Specialty (defined below), and Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Business through a series of transactions, as more particularly described herein;

          B. In a transaction intended to be a tax-free capital contribution under Section 351(a) of the Code:

               1. Von Weise shall, in exchange for cash and nonqualified preferred stock of Auto Specialty Products, Inc., a corporation organized and existing under the laws of State of Delaware ("Auto Specialty"), as more particularly described herein: (a) contribute, transfer, convey, assign and deliver to Auto Specialty one (1) equity participation representative of 99.999% of the issued, outstanding and paid equity interest of TPC Motores de Mexico S. de R.L. de C.V., a sociedad de responsabilidad limitad de capital variable organized under the laws of Mexico ("Motores"); (b) contribute, transfer, convey, assign and deliver to Auto Specialty certain assets associated with the Business; and (c) sell, transfer, convey, assign and deliver to Auto Specialty certain other assets associated with the Business; and

               2. Purchaser One shall, in exchange for common stock in Auto Specialty, make a cash contribution to Auto Specialty, as more particularly described herein;

          C. Von Weise shall sell, transfer, convey, assign and deliver to Purchaser One certain assets associated with the Business;

          D. Tecumseh shall sell, transfer, convey, assign and deliver to Purchaser One all of the issued and outstanding shares of the capital stock of Tecumseh Canada Holding Company, a corporation organized and existing under the laws of the State of Delaware ("TCH"); and

          E. Tecumseh shall sell, transfer, convey, assign and deliver to Purchaser Two one (1) equity participation representative of 0.001% of the issued, outstanding and paid equity interest of Motores; and

          F. Certain terms used in this Agreement are defined in Section 13.1.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE 1

                  SECTION 351 TRANSACTIONS WITH AUTO SPECIALTY

          1.1 Von Weise Contribution and Sale to Auto Specialty. In a manner intended to be a tax-free capital contribution under Section 351(a) of the Code, on the Closing Date, Von Weise shall:

          1.1.1 contribute, transfer, convey, assign and deliver to Auto Specialty one (1) equity participation representative of 99.999% of the issued, outstanding and paid equity interest in Motores (the "99.999% Equity Participation");

          1.1.2 contribute, transfer, convey, assign and deliver to Auto Specialty the raw material inventory on temporary importation in Juarez, Mexico as specified on Schedule 1.1.2 (the "Juarez Inventory");

          1.1.3 contribute, transfer, convey, assign and deliver to Auto Specialty the inventory located in El Paso, Texas as specified on Schedule 1.1.3 (the "El Paso Inventory");

          1.1.4 contribute, transfer, convey, assign and deliver to Auto Specialty the Trade Accounts Receivable and Trade Accounts Payable as specified on Schedule 1.1.4 (the "Trade Accounts Receivable and Trade Accounts Payable");

          1.1.5 contribute, transfer, convey, assign and deliver to Auto Specialty the Eaton Rapids Real Property; and

          1.1.6 sell, transfer, convey, assign and deliver to Auto Specialty for a purchase price of One Dollar ($1.00), the fixed assets and work in process on temporary importation in Juarez, Mexico as specified on Schedule 1.1.6 (the "Juarez Fixed Assets").

          1.2 Consideration to Von Weise. In consideration of the assets contributed and sold by Von Weise pursuant to Section 1.1 (collectively, the "Von Weise 351 Assets"), on the Closing Date, Auto Specialty shall:

          1.2.1 issue to Von Weise one hundred (100) shares of nonqualified preferred stock of Auto Specialty (the "Von Weise Auto Specialty Preferred Stock"); and

          1.2.2 make a cash payment to Von Weise in the amount of Four Million Nine Hundred Thousand Dollars ($4,900,000.00) (the "Auto Specialty Cash Payment").

          1.3 Purchaser One Cash Contribution to Auto Specialty. In a manner intended to be a tax-free capital contribution under Section 351(a) of the Code, on the Closing Date, Purchaser One shall make a cash contribution to Auto Specialty in the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Purchaser One Cash Contribution to Auto Specialty").

          1.4 Consideration to Purchaser One. In consideration of the contribution specified in Section 1.3, on the Closing Date, Auto Specialty shall issue to Purchaser One five hundred (500) shares of common stock of Auto Specialty.

          1.5 Assumption of Liabilities. Auto Specialty shall, in accordance with an Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the "Von Weise Auto Specialty Assignment and Assumption Agreement"), assume and agree at Closing to pay, timely perform and discharge, in accordance with their respective terms: (a) all liabilities relating to or arising out of the Von Weise 351 Assets from and after Closing; and (b) the other liabilities specified therein, which shall not include any employment-related liabilities of Von Weise incurred prior to the Closing Date.

          1.6 Tax Reporting.

          1.6.1 The Seller and Purchaser shall, and shall cause Auto Specialty to, treat the transactions described in this ARTICLE 1 as a tax-free contribution described in Section 351(a) of the Code, and not take a position inconsistent with such characterization (the "Tax Characterization") in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Body, Tax review or Tax proceeding relating to any Tax Returns.

          1.6.2 The Seller and Purchaser shall cause Von Weise and Auto Specialty to make an election under Section 362(e)(2)(c)(ii) of the Code and regulations thereunder.

          1.6.3 Seller shall be free to settle and resolve any Tax matter (including, the Tax Characterization) under audit by any Governmental Body, Tax review or Tax proceeding relating to any Tax Return, in its sole discretion, at any time, so long as Seller does not take a position, settle or resolve the audit, Tax review or Tax proceeding in a manner inconsistent with the Tax Characterization.

          1.6.4 In the event that Seller is unable to settle and resolve any Tax matter involving an audit by any Governmental Body, Tax Review or Tax proceeding without taking a position inconsistent with the Tax Characterization and the Tax matter in question may be appealed (an "Unsettled Tax Matter"), Seller shall deliver written notice to Purchaser informing Purchaser of the Unsettled Tax Matter (a "Notice of Unsettled Tax Matter") within fifteen (15) days following Seller's receipt of notice of the Unsettled Tax Matter. Purchaser may require Seller to appeal the Unsettled Tax Matter (if such an appeal can be undertaken in good faith and in compliance with all applicable Laws), by delivering written notice to Seller within fifteen (15) days following Purchaser's receipt of the Notice of Unsettled Tax Matter. Purchaser shall reimburse Seller for all of Seller's reasonable out-of-pocket costs and expenses incurred in connection with any such appeal. At any time during an appeal of an Unsettled Tax Matter, Seller may resolve and settle such matter in a manner consistent with Section 1.6.3. In the event Purchaser fails to deliver a notice to Seller in response to a Notice of Unsettled Tax Matter, Seller shall be free without restriction of any kind to resolve and settle the Unsettled Tax Matter in a manner consistent or inconsistent with the Tax Characterization.

          1.7 Funding of Auto Specialty. On the Closing Date, Purchaser shall cause Auto Specialty to receive cash in an amount sufficient to enable Auto Specialty to make the Auto Specialty Cash Payment to Von Weise (the "Funding of Auto Specialty").

                                   ARTICLE 2

  SALE AND PURCHASE OF THE TCH SHARES, THE 0.001% EQUITY PARTICIPATION AND THE
                            DIRECT PURCHASED ASSETS

          2.1 Sale and Purchase of the TCH Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, in consideration of the Final Purchase Price, Tecumseh shall sell, assign, transfer, convey and deliver to Purchaser One all of the issued and outstanding shares of the capital stock of TCH (the "TCH Shares").

          2.2 Sale and Purchase of the 0.001% Equity Participation. Upon the terms and subject to the conditions contained herein, on the Closing Date, in consideration of the Final Purchase Price, Tecumseh shall sell, assign, transfer, convey and deliver to Purchaser Two one (1) equity participation representative of 0.001% of the issued, outstanding and paid equity interest of Motores (the "0.001% Equity Participation").

          2.3 Sale and Purchase of the Direct Purchased Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date, in consideration of the Final Purchase Price, Von Weise shall sell, assign, transfer, convey and deliver the assets specified on Schedule 2.3 (the "Direct Purchased Assets").

          2.4 Assumption of Liabilities. Purchaser One shall, in accordance with an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Von Weise Purchaser One Assignment and Assumption Agreement"), assume and agree at Closing to pay, timely perform and discharge, in accordance with their respective terms, all liabilities relating to or arising out of the Direct Purchased Assets from and after Closing, which shall not include any employment-related liabilities of Von Weise incurred prior to the Closing Date.

                                   ARTICLE 3

                           PURCHASE PRICE AND PAYMENT

          3.1 Purchase Price.

          3.1.1 The initial purchase price for the TCH Shares, the 0.001% Equity Participation and the Direct Purchased Assets shall be an amount equal to the sum of (a) Five Million Dollars ($5,000,000) minus (b) the Estimated Working Capital Difference (the "Initial Purchase Price"). The Initial Purchase Price is subject to adjustment by the Adjustment Amount (the result being, the "Final Purchase Price") pursuant to Section 3.1.2. The Initial Purchase Price and the Adjustment Amount shall be payable as provided in Section 3.3. All amounts set forth in this Agreement shall be in U.S. Dollars, unless otherwise stated.

          3.1.2 The Initial Purchase Price and the Final Purchase Price shall be allocated among the TCH Shares, the 0.001% Equity Participation and the Direct Purchased Assets in the manner set forth in Schedule 3.1.2. The Purchaser and the Seller shall report an allocation of the Final Purchase Price among the Direct Purchased Assets, the TCH Shares and the 0.001% Equity Participation in a manner consistent with Schedule 3.1.2 and shall not take any position inconsistent therewith in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Body, Tax review or Tax proceeding relating to any Tax Returns.

          3.2 Adjustment of Initial Purchase Price.

          3.2.1 Within one hundred twenty (120) calendar days following the Closing Date (the "Adjustment Period"), the Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement of Working Capital of the Business as of the close of business on the Closing Date (the "Closing Date Working Capital"). The Closing Date Working Capital shall be prepared in accordance with the Accounting Principles.

          3.2.2 The statement of Closing Date Working Capital shall be final and binding on the parties unless Seller shall, within thirty (30) days following the delivery of the statement of Closing Date Working Capital, deliver to the Purchaser written notice of objection (the "Objection Notice") with respect to the statement of Closing Date Working Capital. The Objection Notice shall specify in reasonable detail the disputed items on the statement of Closing Date Working Capital (which shall be limited to whether the statement of Closing Date Working Capital was prepared in accordance with the Accounting Principles and is accurate) and describe in reasonable detail the basis for the disputed items, including the data that forms the basis thereof, and include the Seller's draft of the statement of Closing Date Working Capital. During the 30-day period following the Purchaser's delivery of the statement of Closing Date Working Capital to the Seller, the Purchaser shall grant the Seller reasonable access during normal business hours to the books and records of TCH and each Subsidiary relevant to the preparation of such statement.

          3.2.3 If the Objection Notice is delivered, the parties shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute. If the parties are unable to reach an agreement within thirty (30) days after delivery of the Objection Notice, either the Purchaser or Seller may refer any unresolved disputed items to Duff & Phelps, LLC (the "Unrelated Firm"). The Unrelated Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days on the unresolved disputed items and to resolve only those issues of dispute set forth in the Objection Notice. The Unrelated Firm shall resolve such issues of dispute in accordance with the Accounting Principles. The resolution of the dispute by the Unrelated Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Firm shall be shared by the Seller and the Purchaser in proportion to the aggregate differences between their respective calculations of Closing Date Working Capital as embodied in the Purchaser's draft of the statement of Working Capital and the Seller's draft of the statement of Working Capital, as applicable, and the Closing Date Working Capital as finally determined by the Unrelated Firm.

          3.2.4 Upon final determination of the Closing Date Working Capital, the Initial Purchase Price shall be decreased dollar for dollar to the extent the Closing Date Working Capital is less than the Estimated Working Capital (the "Adjusted Purchase Price"). The difference between the Initial Purchase Price and the Adjusted Purchase Price (the "Adjustment Amount"), shall be paid by Seller to Purchaser. Payment of the Adjustment Amount shall be made in accordance with Section 3.3.2 and 3.3.3. Until paid, the Adjustment Amount shall bear interest determined by computing simple interest on the Adjustment Amount from the Closing Date to the date of payment(s) at the rate of interest announced publicly by Citibank, N.A. from time to time as its "reference rate" (on the basis of a 365-day year).

          3.3 Payment of Initial Purchase Price and Adjusted Purchase Price.

          3.3.1 At the Closing, the Purchaser shall pay to the Seller an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller on Schedule 3.3.1.

          3.3.2 Within five (5) Business Days after the final determination of Closing Date Working Capital in accordance with Section 3.2, the Adjustment Amount as determined in accordance with Section 3.2.4 shall be paid.

          3.3.3 Payment of the Adjustment Amount shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser not later than two (2) days after the final determination of Closing Date Working Capital.

          3.4 Auto Specialty Escrow. In addition, at the Closing, in anticipation of the Second Closing Date transactions described in ARTICLE 6:

          3.4.1 Von Weise shall deliver a certificate representing one hundred
(100) shares of common stock of Auto Specialty (the "Von Weise Auto Specialty Common Stock") to Miller, Canfield, Paddock and Stone, P.L.C. (the "Auto Specialty

Escrow Agent"), which shall hold such certificate in escrow (the "Auto Specialty Escrow") pursuant to the terms of an escrow agreement, the form of which is attached as Exhibit C (the "Auto Specialty Escrow Agreement").

          3.4.2 Purchaser One shall deliver to the Auto Specialty Escrow Agent the sum of Fifty Thousand Dollars ($50,000.00), which shall be held pursuant to the terms and conditions of the Auto Specialty Escrow Agreement (the "Purchaser One Auto Specialty Escrow Deposit"); and

          3.4.3 Auto Specialty shall deliver to the Auto Specialty Escrow Agent the sum of Fifty Thousand Dollars ($50,000.00), which shall be held pursuant to the terms and conditions of the Auto Specialty Escrow Agreement (the "Auto Specialty Escrow Deposit").

          3.5 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

                                   ARTICLE 4

                             CLOSING AND TERMINATION

          4.1 Closing Date. The closing of the transactions described in ARTICLE 1 and ARTICLE 2 (the "Closing") shall take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., located at 840 West Long Lake Road, Suite 200, Troy, Michigan, 48098 at 10:00 a.m., local time, on the 2nd Business Day after the conditions to closing set forth in Section 10.1, Section 10.2 and
Section 10.3 (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Seller and the Purchaser shall agree (which time and place are designated as the "Closing Date").

          4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          4.2.1 At the election of the Purchaser on or after December 14, 2007, if the Closing shall not have occurred by the close of business on such date, provided that Purchaser is not in default of its obligations hereunder;

          4.2.2 At the election of the Seller on or after December 14, 2007, if the Closing shall not have occurred by the close of business on such date;

          4.2.3 by mutual written consent of the Seller and the Purchaser;

          4.2.4 by the Purchaser, if TCH or the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 10.1 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to the Seller by the Purchaser;

          4.2.5 by the Seller, if the Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 10.2 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to the Purchaser by the Seller; or

          4.2.6 at the election of either the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

          4.3 Procedure Upon Termination. In the event the Purchaser or the Seller, or both, elect to terminate this Agreement pursuant to Section 4.2, written notice thereof shall promptly be given to the other party, and this Agreement shall terminate, and the transactions specified in ARTICLE 1, ARTICLE 2 and ARTICLE 6 shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

          4.4 Effect of Termination. In the event this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, TCH, the Subsidiaries, or the Seller; provided, however, that the obligations of the parties set forth in Section 9.7 shall survive any such termination and shall be enforceable hereunder notwithstanding such termination; provided, further, that nothing in this Section 4.4 shall relieve the Purchaser or Seller of any liability for a breach of this Agreement except as specified in Section 4.5.

          4.5 Termination of Agreement by Seller in Default. If Seller terminates this Agreement pursuant to the provisions of Section 4.2.2 and Seller is in default of its obligations pursuant to in Section 9.10 this Agreement, whether or not Purchaser has previously delivered a written notice under Section 4.2.4, then in lieu of any other action, claim or remedy provided under this Agreement, at law or in equity, Purchaser shall be entitled to a cash payment of Seven Hundred Fifty Thousand Dollars ($750,000) from Seller as liquidated damages arising from such termination (the "Liquidated Damages"). For the avoidance of doubt, Seller shall not be required to pay the Liquidated Damages to Purchaser unless Seller is in default under the provisions of

Section 9.10, regardless of whether any other defaults shall have occurred. The parties hereby agree and stipulate that the amount of the Liquidated Damages constitutes reasonable compensation for the time and effort of Purchaser with respect to the transactions contemplated by this Agreement and does not amount to a penalty or forfeiture. Seller shall pay to Purchaser the Liquidated Damages within thirty (30) days after the delivery of written notice by Purchaser referencing this Section 4.5 and demanding payment of the Liquidated Damages. Upon the making and receipt of such payment under this Section 4.5, Seller shall have no further obligation of any kind and Purchaser shall have no claim for Losses of any kind resulting from the termination of this Agreement.

                                   ARTICLE 5

                  THE VON WEISE AUTO SPECIALTY PREFERRED STOCK

          5.1 Auto Specialty Restated Certificate. On or immediately prior to the Closing Date, Seller shall cause to be filed with the Secretary of State of the State of Delaware, the Amended and Restated Certificate of Incorporation of Auto Specialty in the form attached hereto as Exhibit D ("Auto Specialty Restated Certificate").

          5.2 Sale of Nonqualified Preferred Stock in Auto Specialty. Auto Specialty shall have the right to purchase from Von Weise, and Von Weise shall have the right to sell to Auto Specialty, for a purchase price of One Hundred Thousand Dollars ($100,000.00) the Von Weise Auto Specialty Preferred Stock pursuant to the terms and conditions of the Auto Specialty Restated Certificate and the bylaws of Auto Specialty.

                                   ARTICLE 6

                        SECOND CLOSING DATE TRANSACTIONS

          6.1 Second Closing Date Transactions. At 12:01 a.m. on the second day after the Closing Date (the "Second Closing Date"), Seller and Purchaser shall cause the following transactions to occur in accordance with the Auto Specialty Escrow Agreement:

          6.1.1 Purchase of Auto Specialty Common Stock by Purchaser One. Purchaser One shall purchase from Von Weise fifty (50) shares of Von Weise Auto Specialty Common Stock represented by a certificate held in escrow pursuant to the Auto Specialty Escrow Agreement. To effectuate such purchase, on the Second Closing Date, the Auto Specialty Escrow Agent shall:

          6.1.1.1 disburse to Von Weise from the Auto Specialty Escrow on behalf of Purchaser One the sum of Fifty Thousand Dollars ($50,000.00); and

          6.1.1.2 deliver to Purchaser One from the Auto Specialty Escrow on behalf of Von Weise a certificate representing fifty (50) shares of Von Weise Auto Specialty Common Stock.

          6.1.2 Repurchase of Auto Specialty Common Stock by Auto Specialty. Auto Specialty shall repurchase from Von Weise fifty (50) shares of Von Weise Auto Specialty Common Stock held in escrow pursuant to the Auto Specialty Escrow Agreement. To effectuate such repurchase, on the Second Closing Date, the Auto Specialty Escrow Agent shall:

          6.1.2.1 disburse to Von Weise from the Auto Specialty Escrow on behalf of Auto Specialty the sum of Fifty Thousand Dollars ($50,000.00); and

          6.1.2.2 deliver to Auto Specialty from the Auto Specialty Escrow on behalf of Von Weise a certificate representing fifty (50) shares of Von Weise Auto Specialty Common Stock.

                                    ARTICLE 7

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, that:

          7.1 Organization and Good Standing. Tecumseh, Von Weise, TCH and Auto Specialty are each corporations organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above or on Annex A and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted. TCH is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its Business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect.

          7.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          7.3 Capitalization.

          7.3.1 The (i) authorized capital stock, (ii) par value per share (if any), and (iii) number of issued and outstanding shares of capital stock of TCH and the owner of such shares are as set forth on Annex A. No shares of capital stock of TCH are held by TCH as treasury stock.

          7.3.2 The (i) authorized capital stock, (ii) par value per share (if any), and (iii) number of issued and outstanding shares of capital stock of Auto Specialty and the owner of such shares are as set forth on Annex A. No shares of capital stock of the Auto Specialty are held by Auto Specialty as treasury stock.

          7.3.3 The (i) authorized equity interest, and (ii) number of outstanding shares of equity participations representative of equity interest of Motores and the owners of such equity participations, are as set forth on Annex
A. No equity interest of Motores is held as treasury stock. Tecumseh, which owns the 0.001% Equity Participation, and Von Weise, which owns the 99.999% Equity Participation, collectively own all of the outstanding equity interest in Motores.

          7.3.4 All of the equity interest of Motores, all of the TCH Shares and all of the shares of Auto Specialty were duly authorized for issuance and are validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement of any character to which Seller, TCH, Auto Specialty or Motores is a party requiring, and there are no securities of TCH, Auto Specialty or Motores outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of TCH, Auto Specialty or Motores or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of TCH, Auto Specialty or Motores. Neither Seller, TCH, Auto Specialty nor Motores is a party to any voting trust or other voting agreement with respect to any of the TCH Shares, the shares of Auto Specialty or equity interest of Motores or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock (or other equity) of TCH, Auto Specialty or Motores other than the right of first refusal of TCH for the acquisition of the 99.999% Equity Participation and the 0.001% Equity Participation provided in the bylaws of Motores and/or under applicable Mexican Law, which has been fully waived by TCH prior to the Closing.

          7.4 Subsidiaries. Schedule 7.4 hereto sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares or other equity securities of its authorized capital stock or equity interest, the number and class of shares or equity securities thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth on Schedule 7.4, none of TCH or any Subsidiary own, directly or indirectly, any capital stock or other equity or ownership interest, or have any obligations to acquire any capital stock or other equity or ownership interests, in any Person. All of the outstanding shares of capital stock or other equity interest of each Subsidiary are validly issued (to the extent applicable), fully paid and non-assessable, and the shares or other equity interest shown on Schedule 7.4 as being owned by TCH or the Seller are owned by TCH or Seller free and clear of any and all Liens of any kind whatsoever, except as set forth on Schedule 7.4. No shares of capital stock or other equity interest are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary. With respect to any Subsidiary which is shown on Schedule 7.4 as having shares or other equity interests owned by a Person other than TCH, each such Person has no rights as a shareholder or holder of other equity interests in any Subsidiary, whether by Contract, Subsidiary charter document or otherwise, other than rights which are available to a shareholder or holder of other equity interests existing by operation of applicable Law other than those that have been waived by such Person. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing (to the extent applicable) under the laws of the jurisdiction of its organization and is duly qualified to do business under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in the United States and Canada in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a material adverse effect on the Subsidiary and each such jurisdiction described in (i) and (ii) above is set forth on Schedule 7.4. Each Subsidiary has all requisite power and authority to own its properties and carry on its business as presently conducted.

          7.5 Corporate Records. The Seller has made available to the Purchaser true, correct and complete copies of the certificate of incorporation and bylaws or comparable organizational documents of TCH and each Subsidiary. The Motores' corporate registries, including its respective registry of shareholders' or partners' meetings and its respective shares' or equity interest's registry, and all other corporate documents which are necessary pursuant to the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), are duly kept by Motores up-to-date, and recorded or in process of recording with the corresponding public registry, if applicable, in all material respects. Schedule
7.5 contains a current list of all of the general powers-of-attorney granted by Motores, which are in effect.

          7.6 Conflicts; Consents of Third Parties.

          7.6.1 Except as set forth in Schedule 7.6.1, none of the execution and delivery by the Seller of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will: (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or similar document or bylaws or estatutos sociales or other similar document of TCH, Von Weise or any Subsidiary; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which TCH, Von Weise or any Subsidiary is a party or by which it or any of its properties or assets is bound or affected; (iii) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which TCH, Von Weise, Auto Specialty or any Subsidiary is bound or affected; or (iv) result in or require the creation or imposition of any Lien upon the properties or assets or capital stock or other equity interest of TCH, Von Weise or any Subsidiary, except that Seller's lender shall have a Lien on the Von Weise Auto Specialty Preferred Stock.

          7.6.2 Except for the consents and notices set forth on Schedule 7.6.1 and except as set forth on Schedule 7.6.2, no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required to be obtained or made on the part of Seller, TCH, Auto Specialty or any Subsidiary in connection with the execution and delivery of this Agreement or the other Seller Documents, or the compliance by the Seller, TCH or any Subsidiary as the case may be, with any of the provisions hereof or thereof.

          7.7 Ownership and Transfer of Direct Purchased Assets, the TCH Shares and the 0.001% Equity Participation. Von Weise is the record and beneficial owner of the Direct Purchased Assets and Tecumseh is the record and beneficial owner of the TCH Shares and the 0.001% Equity Participation, free and clear of any and all Liens. Seller has the corporate power and authority to sell, transfer, assign, convey and deliver the Direct Purchased Assets, the TCH Shares and the 0.001% Equity Participation as provided in this Agreement, and such delivery will convey to the Purchaser title and ownership to the Direct Purchased Assets, the TCH Shares and the 0.001% Equity Participation, free and clear of any and all Liens.

          7.8 Financial Statements. Attached hereto as Schedule 7.8 is a copy of the pro forma unaudited combined financial statements of the Business as of June 30, 2007. Such financial statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared in accordance with the Accounting Principles. The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Business, as of and for the periods to which they relate. For the purposes hereof, the pro forma unaudited combined balance sheet of the Business, which is included in the Financial Statements, as of June 30, 2007 is referred to as the "Balance Sheet" and June 30, 2007 is referred to as the "Balance Sheet Date" with respect to TCH to which it relates.

          7.9 No Undisclosed Liabilities. Except as otherwise disclosed on
Schedule 7.9, neither TCH nor any of the Subsidiaries had any Indebtedness, obligations or liabilities of any kind whatsoever, except: (a) liabilities reflected in the Balance Sheet; and (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, none of which has had a Company Material Adverse Effect. Neither TCH nor any of the Subsidiaries will have any Indebtedness as of the Closing Date.

          7.10 Absence of Certain Developments. Except as contemplated by or in connection with this Agreement or as permitted by Section 5.1, Section 9.2 or set forth on Schedule 7.10, since the Balance Sheet Date:

          7.10.1 there has not been any damage, destruction or loss not covered by insurance, with respect to the property and assets of TCH or any Subsidiary having a replacement cost of more than One Hundred Thousand Dollars ($100,000) for any single loss or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

          7.10.2 there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of, or other equity interest in, TCH or any Subsidiary or any repurchase, redemption or other acquisition by the Seller or TCH or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, TCH or any Subsidiary;

          7.10.3 there has not been any material change by TCH or any Subsidiary in accounting or Tax reporting principles, methods or policies;

          7.10.4 neither TCH nor any Subsidiary has entered into any transaction or Contract involving the expenditure of more than One Hundred Thousand Dollars ($100,000) or conducted its business other than in the ordinary course of business consistent with past practice;

          7.10.5 neither TCH nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of Seller other than in the ordinary course of business consistent with past practice;

          7.10.6 neither TCH nor any Subsidiary has mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of One Hundred Thousand Dollars ($100,000), except for sales of inventory and disposition of obsolete equipment, in each case in the ordinary course of business consistent with past practice;

          7.10.7 neither TCH nor any Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000) or amended, canceled, terminated, relinquished, waived or released any Contract or right involving the expenditure of more than One Hundred Thousand Dollars ($100,000);

          7.10.8 neither TCH nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of One Hundred Thousand Dollars ($100,000) other than in the ordinary course of business;

          7.10.9 neither TCH nor any Subsidiary has instituted or settled any Legal Proceeding in which equitable relief was sought or in which claimed damages exceeded One Hundred Thousand Dollars ($100,000);

          7.10.10 there has not been any increase in the compensation payable or to become payable to any Employee, except for hourly or non-officer salaried employees made in the ordinary course of business, consistent with past practices nor any other change in any employment Contract; and

          7.10.11 there has not been any establishment or amendment of any benefit plan implemented or to be implemented by TCH or any Subsidiary.

          7.11 Certain Tax Matters. Except as set forth on Schedule 7.11:

          7.11.1 (i) All material Tax Returns required to be filed by or on behalf of TCH, Auto Specialty or any Subsidiary have been filed in a timely manner (within any applicable extension periods), (ii) all such Tax Returns are correct and complete in all material respects, (iii) all material Taxes relating to TCH and its Subsidiaries with respect to taxable periods covered by such Tax Returns, and all other Taxes for which TCH or its Subsidiaries is liable, whether or not reflected on a Tax Return, have been timely paid in full or will be timely paid or remitted in full by the due date thereof and the provision for Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) on the most recent Financial Statements reflect an appropriate reserve for all unpaid Taxes of TCH and its Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements, being current Taxes not yet due and payable, and (iv) with respect to any Taxes of TCH or any Subsidiary, no Liens for Taxes have been filed with respect to the assets of TCH or any Subsidiary and no material claims are being asserted in writing;

          7.11.2 (i) No property of TCH or any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code and (ii) neither TCH nor any Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

          7.11.3 TCH and each Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation, and from payments to non-residents of Canada for purposes of the Income Tax Act (Canada), and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws;

          7.11.4 Seller has made available to Purchaser complete copies of (i) all material income or franchise Tax Returns of TCH and each Subsidiary (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to TCH and each Subsidiary) relating to the taxable periods ending after December 31, 2003 and (ii) the portions of any audit report issued within the last three (3) years relating to any Taxes due from TCH and each Subsidiary;

          7.11.5 As of the date hereof, except as specified on Schedule 7.11.5, no Tax Return of TCH or any Subsidiary is under audit or examination, or any reassessment or proposal reassessment, by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by TCH or any Subsidiary. No issues have been raised in any examination by any taxing authority with respect to TCH or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Each material deficiency resulting from any audit or examination relating to Taxes, for which TCH or any Subsidiary is or could be liable, by any taxing authority has been timely paid. The relevant statute of limitations is closed with respect to the federal Tax Returns of Seller and TCH for all years through 2002. Except as specified on Schedule 7.11.5, there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Seller, TCH or any Subsidiary;

          7.11.6 Neither TCH nor any Subsidiary (i) has made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could require it to make any payments that are not deductible under Section 280G of the Code; (ii) is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (iii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iv) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes; or (v) has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes. There are no accounting method changes, or proposed or threatened accounting method changes, of TCH or any Subsidiary that could give rise to an adjustment under
Section 481 of the Code for periods after the Closing Date. TCH does not have any liability for Taxes of any Person or entity other than TCH or such Subsidiary (w) except with regard to the consolidated return group with Seller as the parent of such group, under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (x) as a transferee or successor, (y) by contract or (z) otherwise, for any taxable period for which the applicable statute of limitations is not closed;

          7.11.7 Neither TCH nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

          7.11.8 None of the TCH Shares, the 0.001% Equity Participation or the 99.999% Equity Participation are "taxable Quebec property" for purposes of the Taxation Act (Quebec); and

          7.12 Real Property. Schedule 7.12 sets forth a complete list of (i) all real property and interests in real property necessary to the continued operation of TCH and each Subsidiary, taken as a whole, owned in fee by the
Schedule 7.12 Company or Subsidiary with which it is identified (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property necessary to the continued operation of TCH and each Subsidiary, taken as a whole, leased by TCH or the Subsidiary with which it is identified pursuant to a lease, sublease, license or other agreement, and all amendments and modifications thereto (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor.

          7.12.1 TCH and each Subsidiary identified on Schedule 7.12 has good and marketable fee title to all Owned Property with which it is identified, free and clear of all encroachments by or onto any Owned Property and free and clear of all Liens of any nature whatsoever except: (i) Liens set forth on Schedule 7.12, and (ii) Permitted Exceptions. Except as set forth on Schedule 7.12, (i) no condemnation, eminent domain, environmental, zoning, or other land use regulation proceedings against any of the Owned Property is pending or, to the knowledge of TCH, threatened, (ii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Owned Property, and (iii) there are no outstanding options or rights of first refusal to purchase such Owned Property, or any portion thereof or interest therein.

          7.12.2 The Real Property Leases are in full force and effect with respect to TCH and each Subsidiary identified on Schedule 7.12 with which they are individually identified, and to the knowledge of TCH, with respect to any third party thereto. TCH and each Subsidiary identified on Schedule 7.12 has a valid and enforceable leasehold interest under each of the Real Property Leases with which it is identified, free and clear of all Liens other than Permitted Exceptions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, concurso mercantil and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither TCH nor any Subsidiary is in default in any material respect under any of such Real Property Leases, or has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by TCH or Subsidiary under any of the Real Property Leases. True, complete and correct copies of the Real Property Leases have been delivered or made available to the Purchaser. Except as set forth on Schedule 7.12, (i) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller, TCH or the Subsidiaries; (ii) the transaction does not require the consent of or notice to any other party to the Real Property Leases, will not result in a breach or default under the Real Property Leases, will not give rise to any recapture or similar rights, and will not otherwise cause any of the Real Property Leases not to be legal, valid, binding enforceable and in full force and effect on identical terms following the Closing; (iii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been re-deposited in full; (iv) none of the Real Property Leases have been leased, subleased, licensed or otherwise assigned to a third party by Seller, TCH or the Subsidiaries, and the Seller, TCH or the Subsidiaries have not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein to any other Person; and (v) there are no outstanding termination fees related to any Real Property Leases that have expired or been terminated.

          7.12.3 To the Knowledge of Seller, there are no agreements, orders, licenses, Permits, or other directives issued by a Governmental Body which require any change in the present use or operation of the Company Property.

          7.13 Tangible Personal Property. Except as set forth on Schedule 7.13, TCH and each Subsidiary (i) has good and valid title to all tangible personal property that is currently employed by it in the conduct of its business as presently conducted and which is material to the conduct by TCH and each Subsidiary of its business, free and clear of all Liens other than Permitted Exceptions and (ii) upon consummation of the transactions contemplated by this Agreement, will be entitled to continue to use all such tangible personal property.

          7.14 Technology and Intellectual Property.

          7.14.1 Schedule 7.14.1 lists all patents, registered copyrights, registered trademarks, tradenames, material common law trademarks and pending applications therefor included in the A&S Intellectual Property.

          7.14.2 Except as shown in Schedule 7.14.2, to the Knowledge of Seller, TCH or a Subsidiary is the sole and exclusive owner of the A&S Intellectual Property, and no other Person has made any written claim of ownership with respect to the A&S Intellectual Property

          7.14.3 Except as shown in Schedule 7.14.3, to the Knowledge of Seller, neither TCH nor any Subsidiary has previously assigned, transferred, conveyed, licensed or otherwise encumbered its right, title and interest in the A&S Intellectual Property.

          7.14.4 Except as shown in Schedule 7.14.4 or as noted in Schedule 7.14.1, to the Knowledge of Seller, the A&S Intellectual Property is valid, is not invalid or unenforceable in whole or in part and is not the subject of any challenge.

          7.14.5 Except as shown in Schedule 7.14.5, to the Knowledge of Seller, no third party is currently violating or infringing upon any of TCH's or Subsidiary's rights in the A&S Intellectual Property.

          7.14.6 TCH and each one of the Subsidiaries owns or otherwise possesses (or at the time of Closing will possess) valid and enforceable rights to use all Intellectual Property and Technology currently used in the Business as conducted up to and through the date of this Agreement. Schedule 7.14.6.1 sets forth a list of licenses currently used in the Business that will not be owned or otherwise possessed by TCH or any Subsidiary after the Closing.
Schedule 7.14.6.2 lists all other material license agreements granting to TCH or each Subsidiary any material right to use any Intellectual Property or Technology other than software that is available through "shrink wrap" or similar widely available commercial end user licenses.

          7.14.7 Except as shown in Schedule 7.14.7, neither TCH nor any Subsidiary is under any obligation to pay any royalties or similar payments in connection with any license to TCH or Subsidiary.

          7.14.8 Except as shown in Schedule 7.14.8, to the Knowledge of Seller:
(i) the Business as it is currently conducted does not violate or infringe any Intellectual Property rights of any third party, and (ii) no claim of infringement, misappropriation, violation of any Intellectual Property rights of any other Person has been made or asserted, or, to the Knowledge of Seller, threatened in respect of the operation of the Business, and to the Knowledge of Seller, there is no basis for such a claim.

          7.14.9 Since July 1996, Von Weise has maintained a policy requiring each salaried employee to execute, and to the Knowledge of Seller, Von Weise, TCH and each Subsidiary is in the regular practice of having each salaried employee execute a written contract transferring all of his or her rights, title and ownership in and to any Intellectual Property created for Von Weise, TCH or any Subsidiary in their entirety and irrevocably to Von Weise.

          7.14.10 Since July 1996, Von Weise has maintained a policy requiring salaried employees with access to confidential and/or proprietary information to execute, and to the Knowledge of Seller, Von Weise, TCH and each Subsidiary is in the regular practice of having each salaried employee execute a confidentiality agreement, restricting access to any confidential and/or proprietary information to only those who have a need to know this information.

          7.15 Customers and Suppliers. Schedule 7.15 sets forth a list of the ten (10) largest customers of TCH and Subsidiaries on a consolidated basis, measured by dollar volume for each of the year ended December 31, 2006 and the six months ended June 30, 2007. To the Knowledge of Seller, except as shown on
Schedule 7.15, since January 1, 2007, none of such customers has given the Seller, TCH or any Subsidiary notice terminating, canceling, or threatening to terminate or cancel (or materially reduce business under) any Contract or relationship with respect to the Business or with TCH or any Subsidiary (or otherwise advising the Seller of such actions or intentions), other than purchase orders or releases of purchase orders in the ordinary course of business. Schedule 7.15 sets forth a list of the thirty (30) largest suppliers/vendors of TCH and Subsidiaries on a consolidated basis, measured by dollar volume for each of the year ended December 31, 2006 and the six months ended June 30, 2007. To the Knowledge of Seller, except as shown on Schedule 7.15, since January 1, 2007, none of such suppliers has given the Seller, TCH or any Subsidiary notice terminating, canceling, or threatening to terminate or cancel (or materially reduce business under) any Contract or relationship with respect to the Business or with TCH or any Subsidiary (or otherwise advising the Seller of such actions or intentions), other than purchase orders or releases of purchase orders in the ordinary course of business.

          7.16 Employee Benefits.

          7.16.1 Schedule 7.16.1 sets forth all material "employee benefit plans," (as defined in Section 3(3) of ERISA), as well as any other programs, policies or arrangements providing retirement, severance, vacation, sick leave, disability, medical, or life insurance benefits, bonuses or incentive compensation, or any other material compensation other than direct wages or salaries, maintained by TCH or any Subsidiary or to which TCH or any Subsidiary contributed or were obligated to contribute thereunder on behalf of current or former employees of TCH or any Subsidiary within the last three (3) plan years preceding the Closing Date (the "Benefit Plans").

          7.16.2 True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, if applicable, have been made available or delivered to the Purchaser: (i) any plans and related trust documents or insurance or annuity contracts, and amendments thereto; and (ii) with respect to Benefit Plans that are sponsored or maintained by TCH or a Subsidiary or will be assumed hereunder by the Purchaser on and after the Closing Date ("Transferred Benefit Plans") or from which a transfer of assets or liabilities to a plan maintained by the Purchaser is contemplated under this
Agreement: (a) the two most recent Forms 5500, if applicable; (b) the last IRS determination letter, if applicable; (c) the most recent actuarial report, if applicable; and (d) summary plan descriptions or any comparable documents required under the law of any foreign Governmental Body. Schedule 7.16.2 sets forth all Transferred Benefit Plans.

          7.16.3 The Benefit Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Benefit Plans which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Seller has provided or made available to Purchaser a written description of any operational, document or other failure with respect to a Transferred Benefit Plan that has been corrected in the last three (3) years under any correction program maintained by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

          7.16.4 Except as set forth in Schedule 7.16.4, the Transferred Benefit Plans have been maintained in accordance with their terms and with all provisions of all applicable Laws, except where the failure to do so would not result in any material liability. No material actions, suits, claims or disputes (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened with respect to any Transferred Benefit Plan. No audits, inquiries, reviews, proceedings, claims or demands involving any Transferred Benefit Plan are pending with any Governmental Body.

          7.16.5 No Benefit Plan is a "multiemployer pension plan" as defined in
Section 3(37) of ERISA or a "multi-employer pension plan", as defined under applicable Canadian federal or provincial pension standards legislation. No Transferred Benefit Plan is a single-employer pension plan subject to the termination liability requirements of Title IV of ERISA or a plan providing deferred compensation subject to Section 409A of the Code.

          7.16.6 All contributions to any Transferred Benefit Plans required to be made by TCH or any Subsidiary and any payment under any Transferred Benefit Plans (except those to be made from a trust qualified under Sections 401(a) and 501(a) of the

Code) required to be made by TCH or any Subsidiary for any period ending before the Closing Date have been paid, and to the extent unpaid, are reflected on the Balance Sheet.

          7.16.7 Schedule 7.16.7 identifies each Benefit Plan that is a "registered pension plan", as defined in subsection 248(1) of the Income Tax Act (Canada) (each such plan referred to herein as a "Canadian Registered Plan").

          7.16.8 Each Canadian Registered Plan is registered under the Income Tax Act (Canada) and applicable pension standards legislation and nothing has occurred with respect to the administration of any such plan which is reasonably likely to cause the loss of such registration or the imposition of any liability, penalty or Tax under the Income Tax Act (Canada) or applicable pension standards legislation.

          7.16.9 No event has occurred respecting any Canadian Registered Plan which would have entitled any Person to cause the wind-up or termination of such plan in whole or in part.

          7.17 Labor.

          7.17.1 Except as set forth on Schedule 7.17.1, neither TCH nor any Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of TCH or such Subsidiary. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 7.17.1, together with all amendments, modifications or supplements thereto.

          7.17.2 No labor organization or group of employees of TCH or any Subsidiary has made, in writing, a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

          7.17.3 There are no strikes, work stoppages, unfair labor practice charges, slowdowns or lockouts or, to the Knowledge of Seller, except for routine union grievances arising in the ordinary course of business, grievances or other labor disputes pending or overtly threatened against or involving TCH or any Subsidiary.

          7.17.4 Except as set forth on Schedule 7.17.4, there are no charges or complaints in federal or state court, before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction, by or on behalf of any employee or group of employees of TCH or any Subsidiary or before any other labor board, tribunal or agency of similar jurisdiction, or any complaints or charges that have been communicated to the Seller, TCH or any Subsidiary in accordance with any internal complaint mechanism by or on behalf of any employee or group of employees of TCH or any Subsidiary regarding alleged violations of labor or employment law.

          7.17.5 Except as set forth on Schedule 7.17.5, none of the Seller, TCH or any Subsidiary has taken in the past twelve (12) months, and none will take prior to the Closing Date, any action related to TCH or any Subsidiary that would constitute a mass layoff, a mass termination, or a plant closing, or which would otherwise trigger notice requirements or liability under applicable law concerning reductions in force or any similar law in any applicable jurisdictions.

          7.17.6 TCH and each Subsidiary are in material compliance with all applicable Laws respecting employment, employment practices and standards, occupational health and safety, terms and conditions of employment, wages and hours, overtime, occupational health and safety, human rights, labor relations, pay equity and workers compensation.

          7.18 Litigation. Except as set forth on Schedule 7.18, (a) there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened (i) against TCH or any Subsidiary or (ii) seeking to prevent or challenge the transactions contemplated hereby, (b) there are no unsatisfied judgments, orders or decrees against TCH or any Subsidiary, and (c) there are no injunctions against TCH or any Subsidiary or which otherwise limit the operation of the Business.

          7.19 Compliance with Laws; Permits. Except as set forth on Schedule 7.19, TCH and each Subsidiary are in material compliance with all Laws applicable to TCH or such Subsidiary or to the conduct of the Business or operations of TCH or such Subsidiary or the use of its properties (including any leased property) and assets. All material governmental Permits and approvals from state, provincial, federal, municipal or local authorities which are required for TCH and each Subsidiary to operate the Business have been issued.

          7.20 Environmental Matters. Except as set forth on Schedule 7.20 hereto:

          7.20.1 TCH, each Subsidiary and the operations of the Business are in material compliance with all applicable Environmental Laws;

          7.20.2 TCH and each Subsidiary have all material Environmental Permits that are required to be obtained under applicable Environmental Law for the ownership, use and operation of the Business as currently conducted; all such Environmental Permits are maintained, no appeal or any other action is outstanding or threatened to revoke any such Environmental Permit and TCH and each Subsidiary are in material compliance with all terms and conditions of all such Environmental Permits;

          7.20.3 to the Knowledge of Seller, none of TCH or any Subsidiary has received written notice of any actual or threatened civil, criminal or administrative action, suit, demand, claim, Lien, hearing, notice of violation, proceeding, or investigation relating to the Business alleging any violation of or liability pursuant to Environmental Law that has not been fully remedied as of the date of this Agreement;

          7.20.4 to the Knowledge of Seller, in the past three (3) years, there has not been a Release of Hazardous Materials on or beneath any Owned Property in quantities or concentrations that could reasonably require Remedial Action under applicable Environmental Laws;

          7.20.5 in the past three (3) years, to the Knowledge of Seller, the Seller, TCH and each Subsidiary have responded to all material written requests addressed to any of them from Governmental Bodies pursuant to Environmental Laws for material information relating to the operation of the Business;

          7.20.6 to the Knowledge of Seller, in the past three (3) years, none of Seller, TCH or any Subsidiary has received written notice of any actual or threatened claim alleging that any current or former employee of the Business in the course of his or her employment has been exposed to any Hazardous Materials generated, produced or used by the Business in concentrations exceeding those permitted under applicable Environmental Laws;

          7.20.7 none of the Owned Properties contains any: (i) underground storage tanks, (ii) underground injection wells, (iii) septic tanks in which process wastewater or any Hazardous Materials have been disposed, or (iv) any asbestos in a condition that constitutes a violation of applicable Environmental Laws, or (v) any equipment that contains polychlorinated biphenyls;

          7.20.8 except as specified on Schedule 7.20.8, to the Knowledge of Seller, there is no Contract in connection with the Business that obligates TCH or any Subsidiary to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against material liabilities arising under Environmental Laws from the operation of the Business; and

          7.20.9 the Seller has delivered or made available to Purchaser complete copies of all material environmental reports, studies, audits, notices, orders and claims made in the past three (3) years relating to the currently and formerly owned Real Property.

          7.21 Material Contracts.

          7.21.1 "Material Contract" shall mean each Contract to which TCH or any Subsidiary is a party or is subject, or by which any of their respective assets are bound:

               (i) for the performance of services by TCH or any Subsidiary, or the sale of goods or materials by TCH or any Subsidiary, in each case that involves or would reasonably be expected to involve payments to TCH or any Subsidiary in excess of Five Hundred Thousand Dollars ($500,000), in the aggregate, other than customary purchaser orders made in the ordinary course of business;

               (ii) for the purchase of services, goods or materials by TCH or any Subsidiary, in each case that involves or would reasonably be expected to involve payments by TCH or any Subsidiary in excess of Five Hundred Thousand Dollars ($500,000), in the aggregate, other than customary sales orders made in the ordinary course of business;

               (iii) that involves or would reasonably be expected to involve payments by TCH or any Subsidiary in excess of Five Hundred Thousand Dollars ($500,000), in the aggregate and which: (A) requires TCH or any Subsidiary to purchase its total requirements of any product or service from a third party; or
(B) that contains "take or pay" provisions;

               (iv) that is a note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument for money borrowed to which TCH or any Subsidiary is a party (whether as borrower, guarantor or lender) or under which any Liens exist;

               (v) that continues for a period of twelve months or more from the date hereof and provides for payments to or by TCH or any of its Subsidiaries exceeding Five Hundred Thousand Dollars ($500,000) (except for Contracts disclosed pursuant to subparagraphs (i) and (ii) above);

               (vi) that is (A) an employment, severance or termination Contract, excluding oral Contracts with employees for "at will" employment, or
(B) a consulting, commission, or sales representative Contract, except for any consulting, commission or sales representative Contract that is terminable at-will by TCH or any Subsidiary without liability to TCH or any Subsidiary;

               (vii) that is a partnership or joint venture Contract;

               (viii) for capital expenditures or leasehold improvements from and after the date of this Agreement in excess of One Hundred Thousand Dollars ($100,000);

               (ix) that restricts or purports to restrict the right of TCH or any Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service, or to compete with any Person or solicit any employee or customer of any Person;

               (x) with a Governmental Body;

               (xi) with any current or former officer or director;

               (xii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

               (xiii) that creates or involves any agency relationship, distribution arrangement or franchise relationship; and

               (xiv) that is a Tax allocation or sharing Contract.

          7.21.2 Set forth on Schedule 7.21.2 is a complete and accurate list of each Material Contract as of the date of this Agreement. Each Material Contract is in full force and effect and valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, and the availability of injunctive relief and other equitable remedies.

          7.21.3 Except as set forth in Schedule 7.21.3, neither TCH nor any Subsidiary is, and to the Knowledge of Seller, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither TCH nor any Subsidiary has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. Except as set forth on Schedule 7.21.3, to the Knowledge of Seller, no event has occurred that, with or without the giving of notice or lapse of time, or both, would conflict with or result in a material violation or breach of, or give any Person the right to exercise any material remedy under or accelerate the performance of, or cancel, terminate or modify, any Material Contract.

          7.22 Previous Sales; Warranties. Except as set forth on Schedule 7.22, to the Knowledge of Seller, none of TCH or any Subsidiary has breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are consistent with the past practices of the Business.

          7.23 Related Parties. Except as set forth on Schedule 7.23, none of TCH or any Subsidiary is a party to any Contract or transaction with, or any other commitment to, (i) the Seller or any Affiliate thereof or any partner, trustee, or beneficiary of the Seller or any Affiliate thereof, (ii) any director or officer of TCH or any Subsidiary, or (iii) any corporation or other entity in which any of such Persons, directly or indirectly, has an equity, partnership, or similar interest, other than passive ownership of less than 1% of any class of securities of any publicly traded company. Following the Closing, except as disclosed on Schedule 7.23, none of the foregoing Persons will have any interest in any property used by TCH or any Subsidiary.

          7.24 Competition Act (Canada). For purposes of determining whether a pre-merger notification is required under the Canadian Competition Act R.S.C. 1985, c.C-34, as amended, neither (a) the aggregate value of the assets in Canada owned by TCH and each Subsidiary collectively; nor (b) the gross revenues from sales in or from Canada generated from such assets, exceeds CAD$50 million as determined pursuant to the Notifiable Transactions Regulations, SOR/87-348.

          7.25 Financial Advisors. Except for Rothschild Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Seller shall be responsible for the fees of Rothschild Inc.

          7.26 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 7, neither Seller, TCH nor any Subsidiary makes any representations or warranties, and the Seller and TCH and each Subsidiary hereby disclaim any other representations or warranties, whether made by the Seller, TCH, any Subsidiary, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Document, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.

                                    ARTICLE 8

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser, jointly and severally, hereby represents and warrants to the Seller that:

          8.1 Organization and Good Standing. Each Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

          8.2 Authorization of Agreement. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of each Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by each Purchaser, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of each Purchaser, as applicable, enforceable against each Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          8.3 Conflicts; Consents of Third Parties.

          8.3.1 None of the execution and delivery by each Purchaser of this Agreement and the other Purchaser Documents, the consummation of the transactions contemplated hereby, or the compliance by each Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws or comparable organizational documents of such Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which such Purchaser is a party or by which such Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which such Purchaser is bound, except, in the case of clauses
(ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

          8.3.2 Except as set forth on Schedule 8.3.2, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of either Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by each Purchaser with any of the provisions hereof or thereof.

          8.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

          8.5 Investment Intention. Purchaser is acquiring the Direct Purchased Assets, the TCH Shares and the 0.001% Equity Participation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. Each Purchaser understands that the TCH Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          8.6 Investigation. Each Purchaser further acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements made in this Agreement and Seller makes no express or implied representation or warranty with respect to TCH or any Subsidiary, the Business or otherwise or with respect to any other information provided by the Seller or their Affiliates or representatives including as to (a) merchantability or fitness for any particular use, (b) the operation of the Business by each Purchaser after the Closing in any manner, or (c) the probable success or profitability of the ownership, use or operation of TCH and Subsidiaries by each Purchaser after the Closing.

                                    ARTICLE 9

                                    COVENANTS

          9.1 Access to Management. From the date of this Agreement until the Closing Date, the Seller shall, and the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of TCH and each Subsidiary to, provide the Purchaser and the Purchaser's representatives, reasonable access during normal business hours to TCH's and its Subsidiaries' properties, books, Contracts, employees and records, and the Seller and TCH shall furnish promptly to the Purchaser all documents, records and information relating to the Business as the Purchaser and its representatives may reasonably request. The Purchaser shall make all such access requests to James Bonsall as Seller's designated representative or such other persons as shall be designated by Mr. Bonsall from time to time.

          9.2 Restructuring. Prior to Closing, Tecumseh shall cause Von Weise and TCH to enter into and consummate the transactions contemplated by that certain Asset Purchase Agreement by and between Von Weise and TCH (the "Restructuring"), whereby TCH shall purchase from Von Weise for a purchase price of One Dollar ($1.00):

          9.2.1.1 all of the issued and outstanding shares of capital stock of Von Weise Gear Company;

          9.2.1.2 certain fixed assets associated with the Business and located in Nappanee, Indiana and Eaton Rapids, Michigan;

          9.2.1.3 the Nappanee Real Property;

          9.2.1.4 the Intellectual Property associated with the Business;

          9.2.1.5 the goodwill associated with the Business; and

          9.2.2 the executory Contracts associated with the Business, excluding the JCI Contracts.

          9.3 Conduct of Business Pending the Closing.

          9.3.1 After the date of this Agreement and prior to the Closing, except: (i) as contemplated in Schedule 9.2 hereto, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Purchaser, the Seller shall, and shall cause TCH and each Subsidiary, respectively, to:

          9.3.1.1 conduct the Business of TCH or such Subsidiary only in the ordinary course consistent with past practice; and

          9.3.1.2 use reasonable efforts to (i) preserve the present Business operations, organization (including, without limitation, management and the sales force) and goodwill of TCH and such Subsidiary and (ii) preserve the present relationship with Persons having business dealings with TCH or such Subsidiary.

          9.3.2 After the date of this Agreement and prior to the Closing, except as (i) as contemplated in Schedule 9.2 hereto, (ii) contemplated by this Agreement, (iii) required by applicable Law; (iv) undertaken in connection with the Restructuring or any refinancing in the ordinary course of business; or (v) with the prior written consent of the Purchaser, which shall not be unreasonably withheld, the Seller shall not, and neither TCH nor any Subsidiary shall:

          9.3.2.1 declare, set aside, make or pay any dividend or other distribution in respect of the capital stock or other equity or ownership interests of TCH or such Subsidiary or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities, or other ownership interests in, TCH or Subsidiary;

          9.3.2.2 transfer, issue, sell, deliver, pledge, grant or dispose of any shares of capital stock or other securities or equity interest of TCH or such Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities or other equity interest of TCH or such Subsidiary;

          9.3.2.3 effect any recapitalization, reclassification, stock split or like change in the capitalization of TCH or such Subsidiary;

          9.3.2.4 amend the certificate of incorporation or bylaws or comparable organizational documents of TCH or such Subsidiary;

          9.3.2.5 except for trade payables and for Indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

          9.3.2.6 subject to any Lien (except for Liens that do not materially impair the use of the property subject thereto in the Business as presently conducted and Permitted Exceptions) any of the properties or assets (whether tangible or intangible) of TCH or such Subsidiary;

          9.3.2.7 acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of TCH or such Subsidiary for which the aggregate consideration paid or payable in any individual transaction is in excess of One Hundred Thousand Dollars ($100,000);

          9.3.2.8 adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

          9.3.2.9 enter into any transaction or Contract involving the expenditure of more than One Hundred Thousand Dollars ($100,000) or conduct its business other than in the ordinary course of business consistent with past practice;

          9.3.2.10 make any material change in accounting or Tax reporting principles, methods or policies;

          9.3.2.11 make or commit any capital expenditures or capital additions or betterments in excess of Two Hundred Fifty Thousand Dollars ($250,000) other than in the ordinary course of business;

          9.3.2.12 institute or settle any Legal Proceedings in which equitable relief is sought or in which claimed damages exceed Two Hundred Fifty Thousand Dollars ($250,000), it being understood and agreed by the parties that Seller shall have the right in its sole and uncontrolled discretion to litigate and/or settle the JCI Litigation in whatever manner it deems appropriate;

          9.3.2.13 increase the compensation payable or to become payable to any Employee, except for hourly or non-officer salaried employees made in the ordinary course of business, consistent with past practices nor any other change in any written employment Contract;

          9.3.2.14 establish or amend any benefit plan implemented or to be implemented by TCH or any Subsidiary;

          9.3.2.15 make any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of Seller other than in the ordinary course of business consistent with past practice;

          9.3.2.16 cancel or compromise any debt or claim with a value, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000) or amend, cancel, terminate, relinquish, waive or release any Contract or right involving the expenditure of more than One Hundred Thousand Dollars ($100,000); or

          9.3.2.17 agree to take any action prohibited by this Section 9.2.

          9.4 Employee Matters.

          9.4.1 The Purchaser acknowledges that following the purchase of the TCH Shares, the Subsidiaries will continue to employ all of the individuals employed by the Subsidiaries as of the Closing Date (including those individuals on vacation and on any Approved Absence, as defined below). In addition, at Closing, the Purchaser shall, through TCH, hire and employ all of the individuals listed on Schedule 9.4.1(i) (including those individuals on vacation and on any Approved Absence, as defined below, on such date but excluding those whose return to active employment is not reasonably contemplated to occur within ninety (90) days after the Closing Date, other than those on military leave) (individually an "Employee" and collectively, the "Employees"); provided, that any such individual listed on
Schedule 9.4.1(ii) who is on any Approved Absence as of the Closing Date whose return to active employment is not reasonably contemplated to occur within ninety (90) days after the Closing Date, other than those on military leave, but who subsequently becomes available to return to work (or, if disabled, is cleared to return to work) within twelve (12) months after the Closing Date will be offered employment by the Purchaser through TCH at such time and, if such offer is accepted, the Purchaser through TCH will hire and employ such individual, and such individual shall thereafter be deemed an Employee; provided, further, that subject to applicable Law, this Section 9.4.1 shall not require the Purchaser or TCH or the Subsidiaries to continue the employment of any Employee for any specified period after the Closing Date. "Approved Absence" means an approved leave of absence (including active military service), short term and long term disability (including employees on workers' compensation).

          9.4.2 All Transferred Benefit Plans that are sponsored or maintained by TCH or a Subsidiary shall remain the responsibility of TCH or Subsidiary on and after the Closing Date. With respect to all other Benefit Plans that are not Transferred Benefit Plans, the Seller shall retain all of the duties and obligations under all such plans, and the Purchaser shall assume no liability or obligations under such plans, except as contemplated in Section 9.4.6.

          9.4.3 On the Closing Date, Purchaser agrees to provide, and shall cause TCH and each Subsidiary to provide each Employee, while employed by TCH or Subsidiary, as the case may be, with a base salary or wage rate that is not less than his or her base salary or wage rate in effect immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence). The Purchaser shall provide or cause TCH or Subsidiary, as the case may be, to provide, each Employee with employee benefits (other than defined benefit pension and retiree medical benefits) that are similar to employee benefits provided by private companies of similar size and nature. In no event shall Purchaser reduce the wages or benefits provided to the employees of Von Weise of Canada Company in a manner that violates the requirements of applicable Law.

          9.4.4 With respect to the Purchaser's employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Employees on or after the Closing Date (other than any non-qualified retirement or deferred compensation plans or equity-based compensation plans), service with Von Weise, Seller, TCH or a Subsidiary shall be counted for purposes of eligibility to participate, vesting, and in determining the level of benefits with respect to vacation and severance, to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of Seller, TCH or a Subsidiary, as the case may be, prior to the Closing Date.

          9.4.5 With respect to any benefit plans of the Purchaser providing welfare benefits of the type described in Section 3(1) of ERISA to Employees on and after the Closing Date, such plans shall grant credit for amounts paid by the Employees (including applicable deductibles, copays, annual out-of-pocket limits or similar costs) under corresponding Benefit Plans during the portion of the applicable plan year preceding the Closing Date and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived under corresponding Benefit Plans. On the Closing Date and each month thereafter for the remainder of the plan year, the Seller shall provide the Purchaser with information regarding the amount of deductibles, copays, out-of-pocket limits or similar costs incurred by each Employee during the portion of the plan year preceding such date.

          9.4.6 Effective as of, or as soon as practical after, the Closing Date, the Purchaser shall cover, or cause TCH to cover, Employees who are not otherwise covered under a Transferred Benefit Plan that is an employee pension plan under a defined contribution plan and trust intended to qualify under Sections 401(a) and (k) and Section 501(a) of the Code (the "Purchaser DC Plan"). The Employees' account balances under Seller's Salaried Retirement Savings Plan and Seller's Retirement Savings Plan for the Non-Union Hourly Rated Employees of the Fasco Business to the Purchaser DC Plan, including unpaid loan balances, shall be directly transferred to the Purchaser DC Plan in a trust-to-trust transfer. Seller and Purchaser shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

          9.5 Retiree Medical Plan. The Seller shall, on and after the Closing Date, continue to provide retiree medical coverage under its Retiree Medical Plan for Fasco Employees to individuals and their eligible spouses and dependents who are receiving retiree medical benefits as of the Closing Date ("Company Retirees"); provided, however, that the Seller may, at any time, in Seller's sole discretion (subject to applicable Laws), revise or terminate the medical coverage as applicable to such Company Retirees at the same time and in the same manner that such coverage is revised or terminated with respect to all other similarly-situated individuals under the Retiree Medical Plan for Fasco Employees.

          9.6 Preservation of Records. Subject to Section 12.5.2.3 (relating to the preservation of Tax records) and Section 12.9.1.2 (relating to the Seller Post-Closing Matters), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the Business of TCH and each Subsidiary for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records within five (5) years of the Closing Date, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records.

          9.7 Publicity. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or national quotation system on which the Purchaser or the Seller list securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

          9.8 Use of Name. From and after Closing, Purchaser agrees that it shall cause TCH and each Subsidiary not to make any use of any A&S Mark. Purchaser shall cause TCH and each Subsidiary to remove, strike over or otherwise obliterate all A&S Marks from all materials owned by TCH and each Subsidiary, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, TCH's and each Subsidiary's website, and other materials in any form or media. Seller hereby grants to Purchaser a limited and royalty free license to continue the use of the A&S Marks existing on the A&S Mark Termination Date for the life of dies, tooling, molds, and machinery and equipment as presently used in the Business.

          9.9 Insurance. The Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to TCH and each Subsidiary as being maintained by the Seller or its Affiliates (other than TCH and Subsidiaries) (whether such policies are maintained with third party insurers or with the Seller or its Affiliates (other than TCH and Subsidiaries)) shall cease and no further coverage shall be available to TCH or any Subsidiary as an Affiliate under any such policies; provided, however, any insurance policies of the Seller or its Affiliates providing coverage for any claims occurring prior to the Closing (whether or not reported prior to the Closing) shall be assigned, or otherwise made available, to TCH or the applicable Subsidiary solely with respect to such claim(s). After the Closing Date, the Seller shall retain any and all rights to any insurance coverage available to the Seller and TCH and each Subsidiary on or before the Closing Date, pursuant to insurance policies issued to the Seller.

          9.10 Reasonable Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (if any, including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals, waivers or estoppel certificates from third parties, (iv) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Between the date of this Agreement and the Closing Date, Seller and Purchaser shall negotiate in good faith to determine what additional services, if any, would be provided by Seller under Annex A to the Transition Services Agreement.

          9.11 Contacts with Suppliers, Employees and Customers. Without the prior written consent of Seller, Purchaser shall not contact any suppliers to, employees of, or customers of, TCH or any Subsidiary in connection with or pertaining to any subject matter of this Agreement.

          9.12 Seller Commitments. Purchaser acknowledges and agrees that, on or before the date that is ninety (90) days following the Closing Date, Purchaser shall cause the Commitments listed on Schedule 9.12 hereto made by Seller and its Affiliates (other than TCH or Subsidiaries) with respect to the activities (financial or otherwise) of TCH to be terminated or settled or replaced by an alternate Commitment from a party other than Seller or its Affiliates (excluding TCH and Subsidiaries). For purposes of the foregoing, "Commitment" shall mean any financial commitment or support, including, without limitation, performance bonds, parent company guarantees, bid bonds, bank guarantees or similar instruments.

          9.13 Intellectual Property Covenants. To the extent that the Seller transfers any Intellectual Property or Technology that does not relate to TCH and Subsidiaries and is necessary to the conduct of the business of Seller or its Affiliates (other than TCH) as conducted up to and through the Closing Date, after reasonable written notice by the Seller to the Purchaser, the Purchaser agrees to use commercially reasonable efforts to transfer that Intellectual Property or Technology back to the Seller and/or its Affiliates or, if that Intellectual Property or Technology is used by TCH and Subsidiaries, to grant the Seller and/or its Affiliates a perpetual, nonexclusive, transferable, sublicensable, fully paid license to use that Intellectual Property or Technology to the extent that the Purchaser has the right to make such grant. To the extent that the Seller fails to transfer to the Purchaser any Intellectual Property or Technology that is necessary to the conduct of the Business of TCH and Subsidiaries as conducted up to and through the Closing Date, after reasonable written notice by the Purchaser to the Seller, the Seller agrees to use commercially reasonable efforts to transfer that Intellectual Property or Technology to the Purchaser, or if that Intellectual Property or Technology is used by the Seller, to grant the Purchaser a perpetual, nonexclusive, transferable, sublicensable, fully paid license to use that Intellectual Property or Technology to the extent that the Seller has the right to make such grant.

          9.14 Notification. Between the date of this Agreement and the Closing Date, Seller on the one hand and Purchaser on the other hand shall use its best efforts to promptly notify the other party in writing if, to the Knowledge of Seller or to the Knowledge of Purchaser, as the case may be, it becomes aware of any fact or condition that causes or constitutes a breach of any of such party's representations and warranties under this Agreement, or that otherwise would have been required to be disclosed on the Schedules to this Agreement if such information had been obtained or so known on the date hereof. Should any such fact or condition require any change in any Schedule previously delivered by a party under this Agreement, such party will promptly deliver to the other party a supplement to the subject Schedule(s) specifying such change. During the same period, Seller on the one hand and the Purchaser on the other hand shall use its best efforts to promptly notify the other party of the occurrence of any breach of any of its covenants in this ARTICLE 9 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 10 impossible or unlikely. The delivery of any such notice or supplement shall not amend or supplement this Agreement and shall not constitute a waiver of any condition to Closing in ARTICLE 10 hereof.

          9.15 Nonsolicitation. Until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Section 4.2, neither the Seller, nor TCH, nor any of their respective Subsidiaries or Affiliates will, directly or indirectly, and the Seller and TCH will direct their advisors, agents and other representatives not to (i) solicit, initiate or encourage any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (A) reorganization, liquidation, dissolution or recapitalization of TCH or any of its Subsidiaries, (B) merger or consolidation involving TCH or any of its Subsidiaries, (C) purchase or sale of all or substantially all of the assets or capital stock of TCH or any of its Subsidiaries, or (D) similar transaction or business combination involving TCH or any of its Subsidiaries; or (ii) assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing. For the avoidance of doubt, in no event shall the above language be construed to prevent Seller at any time from undertaking the Restructuring or from refinancing its business operations.

          9.16 Restrictive Covenants.

          9.16.1 The Seller covenants that, commencing on the Closing Date and ending on the third anniversary of the Closing Date (the "Non-Competition Period"), the Seller shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership or financial interest in, or permit the Seller's or any such Affiliate's name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment which are competitive with products or equipment manufactured, marketed or sold by TCH or any of its Subsidiaries on the Closing Date (the "Restricted Business"); provided, however, that the foregoing shall not prohibit (a) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation; or (b) any Seller or Affiliate of any Seller from engaging in any Existing Business Activities. It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant and the non-solicitation covenants set forth in Section 9.16.2 and Section 9.16.3 and the non-use covenant set forth in Section 9.16.4 are therefore not appropriate.

          9.16.2 The Seller covenants that, during the Non-Competition Period, the Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of TCH or any of the Subsidiaries for purposes of diverting their business from TCH or any of the Subsidiaries.

          9.16.3 The Seller covenants that, commencing on the Closing Date and ending six months after the Closing Date, the Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of, or hire or engage, any Person who is or was employed as an employee, contractor or consultant by TCH or any of the Subsidiaries during such period on a full- or part-time basis.

          9.16.4 The Seller recognizes and acknowledges that by reason of its involvement with TCH, the Subsidiaries and the Business, it has had access to confidential and proprietary information relating to TCH, the Subsidiaries, and the Business (the "Protected Information"). The Seller covenants that it will not allow the disclosure of any Protected Information to any Person for any reason whatsoever or at any time whatsoever, unless such information is in the public domain through no wrongful act of the Seller or its Affiliates or such disclosure is required by applicable Law.

          9.16.5 The Seller acknowledges that the restrictions contained in this
Section 9.16 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. The Seller agrees that in the event of a breach or threatened breach of this Section
9.16 by the Seller, the Purchaser shall be entitled to injunctive or other equitable relief in accordance with applicable Law, which relief shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

          9.16.6 In the event that any covenant contained in this Section 9.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 9.16 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

          9.17 Canada Escrow.

     The Seller covenants and agrees with the Purchaser as follows:

     (a) the Seller shall take all reasonable steps to obtain and deliver to the Purchaser on or before the Closing Date a certificate issued by the Minister of National Revenue (Canada) under subsection 116(2) of the Income Tax Act (Canada), in respect of the sale of the TCH Shares, with a certificate limit equal to or greater than the Canadian dollar equivalent of the portion of the Initial Purchase Price allocated to the TCH Shares (the "Share Price") pursuant to Schedule 3.1.2, calculated using the Bank of Canada USD/CAD closing spot rate on the last day preceding the date of this Agreement for which such information is available;

     (b) if such certificate is not delivered to the Purchaser before the Closing, the Purchaser shall withhold from the Initial Purchase Price payable at the Closing an amount equal to twenty-five percent (25%) of the Share Price, and shall deliver such funds (the "Canadian Escrowed Funds") to Miller, Canfield, Paddock and Stone, LLP to be held and dealt with pursuant to the terms of an escrow agreement, the form of which is attached as Exhibit E (the "Canadian Escrow Agreement");

     (c) any subsequent remittance of the Canadian Escrowed Funds to the Seller or to the Receiver General for Canada, in accordance with the terms of the Canadian Escrow Agreement, shall be credited to the Purchaser as a payment to the Seller on account of the Initial Purchase Price;

     (d) the provisions of this Section 9.17 shall apply mutatis mutandis to any adjustment to the Initial Purchase Price pursuant to Section 3.2; and

     (e) for purposes of this Section 9.17, any certificate delivered to the Purchaser shall be deemed not to have been delivered unless such certificate is satisfactory to the Purchaser, acting reasonably.

          9.18 Assignment and Assumption Agreement (Invensys). Prior to Closing, Seller shall cause Tecumseh and TCH to enter into the Assignment and Assumption Agreement (Invensys) in the form attached hereto as Exhibit F.

          9.19 JMAS Waste Water Discharge Permit. Prior to Closing, Seller shall exercise commercially reasonable efforts to obtain a current waste water discharge permit from the Municipal Council for Water and Drainage (JMAS).

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

          10.1 Condition Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is


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

subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

          10.1.1 The representations and warranties of Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except where the failure of the representations and warranties set forth in Sections 7.5, 7.6, 7.10, 7.11, 7.12, 7.13, 7.14, 7.16, 7.21 and 7.23 to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) to the extent that any representation or warranty is made as of a specific date, such representation or warranty shall be true and correct as of such date; (ii) any update to or modification to the Seller's Schedules made after the date of this Agreement shall be disregarded; and (iii) all materiality qualifications contained in such representations and warranties shall be disregarded).

          10.1.2 The Seller, Auto Specialty and TCH shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.

          10.1.3 There shall not have been any fact, circumstance, or occurrence that has had or would not reasonably be expected to have a Company Material Adverse Effect.

          10.1.4 The Seller shall have obtained the third party consents set forth on Schedule 10.1.4.

          10.1.5 Purchaser shall have received, at Purchaser's sole cost and expense, commitments for 2006 ALTA Owner's title insurance policies, insuring good and marketable fee simple title, in such amount as Purchaser reasonably determines.

          10.1.6 Seller shall have cured by the Closing Date any unpaid custom duties and penalties resulting from the business in Juarez, Mexico as conducted up to the Closing Date.

          10.1.7 Each of the related party transactions set forth on Schedule
10.1.7 shall have been terminated or satisfied in full in form and substance satisfactory to the Purchaser, with no continuing or residual liability (including Tax liability) to TCH, its Subsidiaries or the Purchaser. Seller will cause TCH, however, to have on its books on the Closing Date an account receivable from Tecumseh Power Company in an amount not less than the amount such receivable would be if managed in the ordinary course of business, consistent with past practice, and in no event to exceed $3,800,000; the amount of such receivable shall be excluded from the calculation of Closing Date Working Capital.


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

          10.2 Condition Precedent to Obligations of Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the conditions (which may be waived by the Seller in whole or in part to the extent permitted by applicable Law) that: (i) the representations and warranties of each Purchaser in this Agreement (A) that are qualified as to materiality shall be true and correct in all respects, and (B) that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); (ii) the Purchaser shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with or by it on or before the Closing Date; and (iii) the Seller shall have obtained the third party consents set forth on Schedule 10.1.4.

          10.3 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party in whole or in part to the extent permitted by applicable Law):

          10.3.1 The consents, waivers, approvals or other authorizations listed on Schedule 7.6.2 and Schedule 8.3.2 shall have been obtained or otherwise satisfied and any other approvals of Governmental Bodies required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          10.3.2 No Order issued by any court of competent jurisdiction or other Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

          10.4 No Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby as set forth in Sections 10.1, 10.2 or 10.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its commercially reasonable efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or other breach of a representation, warranty or covenant hereunder.

                                   ARTICLE 11

                            DOCUMENTS TO BE DELIVERED

          11.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, the following:


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

          11.1.1 as it relates to the Direct Purchased Assets, the Von Weise Purchaser One Assignment and Assumption Agreement, duly executed by Von Weise;

          11.1.2 as it relates to the Juarez Inventory, the El Paso Inventory, the Trade Accounts Receivable and Trade Accounts Payable and the Juarez Fixed Assets, the Von Weise Auto Specialty Assignment and Assumption Agreement, duly executed by Von Weise;

          11.1.3 a deed in the form of Exhibit J for the transfer of the Eaton Rapids Real Property to Auto Specialty, duly executed by Von Weise;

          11.1.4 as it relates to Motores, (i) a copy of the resolutions of the partners meeting of Motores authorizing the transfer of the 99.999% Equity Participation from Von Weise to Auto Specialty and authorizing the transfer of the 0.001% Equity Participation from Seller to Purchaser and evidencing the waiver by Seller of its right of first refusal provided in the bylaws of Motores and/or under applicable laws of Mexico; (ii) a certification issued by the sole director of Motores as of the Closing Date, in form and substance satisfactory to Purchaser, stating that the relevant minutes of the partners meeting referred to above have been properly recorded at the partners meeting minutes book of Motores and that the resolutions adopted in such meeting have not been amended, modified, revoked or rescinded and are in full force and effect on and as of the Closing Date; and (iii) a copy of the relevant notation in the partners registry book of Motores, certified by its sole director;

          11.1.5 as it relates to the Auto Specialty Escrow Agent, a stock certificate representing the Von Weise Auto Specialty Common Stock;

          11.1.6 as it relates to TCH, stock certificates representing all of the TCH Shares, duly endorsed in blank by Tecumseh or accompanied by stock transfer powers;

          11.1.7 a written release of all Liens on the TCH Shares, the 0.001% Equity Participation and all of the equity interests and the assets of TCH and each Subsidiary on which Liens have been placed;

          11.1.8 a certificate of the Secretary, Assistant Secretary or other officer of Seller, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors such Seller evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement;

          11.1.9 a Master Global Manufacture and Supply Agreement (Tecumseh Power Company) in the form attached hereto as Exhibit G, duly executed by Tecumseh Power Company (the "Master Global Manufacture and Supply Agreement (Tecumseh Power Company)");

          11.1.10 a Transition Services Agreement in the form attached hereto as Exhibit H, duly executed by the Seller (the "Transition Services Agreement");


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

          11.1.11 a JCI Supply Agreement in the form attached hereto as Exhibit I, duly executed by the Seller (the "JCI Supply Agreement");

          11.1.12 all personnel records (including medical records), subject to the requirements of applicable Law, of Employees (as defined in Section 9.4.1);

          11.1.13 a certificate of the Executive Vice President or other officer of the Seller to the effect set forth in Section 10.1.1, 10.1.2 and 10.1.3;

          11.1.14 a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that Seller's sale of the TCH Shares is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

          11.1.15 resignations, effective as of the Closing Date, of the directors and officers of TCH and each Subsidiary; and

          11.1.16 such other documents as the Purchaser shall reasonably request.

          11.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following:

          11.2.1 the Initial Purchase Price in accordance with Section 3.1.1;

          11.2.2 the Purchaser One Cash Contribution to Auto Specialty in accordance with Section 1.3;

          11.2.3 the Purchaser One Auto Specialty Escrow Deposit in accordance with Section 3.4.2;

          11.2.4 evidence of the wire transfers of: (i) the Purchaser One Cash Contribution to Auto Specialty; (ii) the Purchaser One Auto Specialty Escrow Deposit; and (iii) the Initial Purchase Price;

          11.2.5 evidence of the Funding of Auto Specialty;

          11.2.6 the Von Weise Purchaser One Assignment and Assumption Agreement, duly executed by Purchaser One;

          11.2.7 a certificate of the Secretary, Assistant Secretary or other officer of Purchaser to the effect set forth in Section 10.2;

          11.2.8 a certificate of the Secretary, Assistant Secretary or other officer of Purchaser, dated the Closing Date, as to the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement; and

          11.2.9 such other documents as the Seller shall reasonably request.


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

          11.3 Documents to be Delivered by Auto Specialty. At Closing, Seller and Purchaser shall cause Auto Specialty to deliver the following, duly executed by Auto Specialty:

          11.3.1 to Purchaser One, a stock certificate representing the Purchaser One Auto Specialty Common Stock.

          11.3.2 to Von Weise, the Von Weise Auto Specialty Assignment and Assumption Agreement;

          11.3.3 to Von Weise, the Auto Specialty Cash Payment;

          11.3.4 to Von Weise, a stock certificate representing the Von Weise Auto Specialty Preferred Stock;

          11.3.5 to the Auto Specialty Escrow Agent, the Auto Specialty Escrow Deposit; and

          11.3.6 evidence of the wire transfers of: (i) the Auto Specialty Cash Payment; and (ii) the Auto Specialty Escrow Deposit.

                                   ARTICLE 12

                                 INDEMNIFICATION

          12.1 Indemnification.

          12.1.1 The Seller hereby agrees to indemnify and hold the Purchaser, TCH and each Subsidiary, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

          12.1.1.1 subject to Sections 12.2 and 12.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Sections 7.2, 7.3, 7.4, 7.7 or 7.11, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all material respects as of the date made;

          12.1.1.2 any and all Losses based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Seller under this Agreement;

          12.1.1.3 any Indebtedness incurred by TCH or any Subsidiary prior to the Closing;

          12.1.1.4 any and all Losses based upon, attributable to or resulting from (a) the obligations of Motores as a Seller under that certain "Purchase Agreement


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

     among Tecumseh Products Company, Fasco Industries, Inc., Motores Fasco de Mexico and Regal Beloit Corporation" dated July 3, 2007 (the "RBC Purchase Agreement"); and (b) the transactions contemplated by the RBC Purchase Agreement, including any failure of Regal Beloit Corporation to satisfy its obligations under such Purchase Agreement or under any agreement entered into in connection therewith;

          12.1.1.5 any and all Losses based upon, attributable to or resulting from the Venmar Litigation;

          12.1.1.6 except for any breaches or wrongful acts or omissions by Purchaser under the JCI Supply Agreement, any and all Losses based upon, attributable to or resulting from (i) the JCI Litigation, (ii) any other claim, including any litigation, relating to the subject matter of the JCI Litigation, or (iii) any of the JCI Contracts; and

          12.1.1.7 any and all Losses based upon, attributable to or resulting from any Benefit Plan other than a Transferred Benefit Plan.

          12.1.2 Subject to Section 12.2, Purchaser hereby agrees to indemnify and hold the Seller, and its respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against:

          12.1.2.1 subject to Section 12.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in ARTICLE 8, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all material respects as of the date made; and

          12.1.2.2 any and all Losses based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Purchaser under this Agreement.

          12.2 Limitations on Indemnification for Breaches of Representations and Warranties. An indemnifying party shall not have any liability under Section
12.1.1.1 or 12.1.2.1 for breaches of representations and warranties (except for the representations and warranties set forth in Sections 7.2, 7.3, 7.4, 7.7 and 8.2), for any Losses in excess of an amount equal to the Final Purchase Price (the "Cap").

          12.3 Survival of Representations and Warranties and Covenants.

          12.3.1 None of the representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing except for the following, which shall survive solely for purposes of ARTICLE 12:

          12.3.1.1 the representations and warranties contained in Sections 7.2, 7.3, 7.4, 7.7 and 8.2 shall survive the Closing and remain in effect indefinitely; and

          12.3.1.2 the representations and warranties contained in Section 7.11 shall survive the Closing until the applicable statute of limitations period has expired.

          12.3.2 Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

          12.3.3 Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

          12.4 General Indemnification Procedures.

          12.4.1 In the event that any Legal Proceedings shall be instituted or any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 12.1, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 12.1 and enclose true and correct copies of any and all written documents furnished to the indemnified party by the Person that instituted the Claim. Subject to Section 12.4.3, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party (i) if so requested by the indemnifying party to participate, or (ii) if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. The indemnified party shall promptly supply to the indemnifying party copies of all correspondence and documents relating to or in connection with such Claim and keep the indemnifying party fully informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the indemnifying party on request updates and summaries as to the status thereof).

          12.4.2 If the indemnifying party assumes the defense of a Claim, (i) no compromise or settlement of such Claim may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of violation of Law or any violation of the rights of any Person and no effect on any other Claims made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

          12.4.3 If an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Affiliates other than as a result of monetary damages, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Claim.

          12.4.4 After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

          12.4.5 The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

          12.5 Tax Matters.

          12.5.1 Tax Indemnification.

          12.5.1.1 Subject to the provisions of Section 12.5.7, Seller shall indemnify Purchaser and its Affiliates (including TCH and each Subsidiary) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liabilities for Excluded Taxes. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Purchaser and its Affiliates (including TCH and each Subsidiary) or any of their respective officers, directors, employees or agents, from any liability for Taxes attributable to any action taken after the Closing by Purchaser, any of its Affiliates (including TCH and each Subsidiary after the Closing) or any transferee of Purchaser or any of its Affiliates (other than any action expressly required by applicable Law or contemplated by this Agreement) (a "Purchaser Tax Act") or attributable to a breach by Purchaser of its obligations under this Agreement.

          12.5.1.2 Subject to the provisions of Section 12.5.7, Purchaser shall, and shall cause TCH and each Subsidiary to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of TCH and each Subsidiary for any Straddle Period ending after the Closing Date for that portion of any such Taxes that are not for the Pre-Closing Tax Period (and except to the extent that such Taxes are Excluded Taxes), (ii) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of its obligations under this Agreement; and (iii) all liability for Taxes attributable to a Purchaser Tax Act resulting in the termination or elimination of a deduction, tax abatement or tax credit lawfully claimed by Seller, TCH or a Subsidiary prior to the Closing Date.

          12.5.1.3 In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

          12.5.1.3.1 real, personal and intangible property Taxes ("Property Taxes") of TCH and each Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

          12.5.1.3.2 the Taxes (other than Property Taxes) of TCH and each Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time on the Closing Date, applying all exemptions, allowances or deductions (including, but not limited to, depreciation and amortization deductions) applicable to such Pre-Closing Tax Period.

          12.5.1.4 For the avoidance of doubt, the obligations in this Section
12.5.1 shall not be subject to the Cap in Section 12.2.

          12.5.2 Procedures Relating to Indemnification of Tax Claims.

          12.5.2.1 If one party is responsible for the payment of Taxes pursuant to Section 12.5.1 (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax

Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof.

          12.5.2.2 With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that in the case of a Tax Claim relating solely to Taxes of TCH or Subsidiary for a Straddle Period or for a Pre-Closing Tax Period which could have a material impact on any taxable period beginning after the Closing Date, Seller and Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim.

          12.5.2.3 The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party's request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          12.5.2.4 In no case shall the Tax Indemnified Party, TCH, the Subsidiaries, or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably delayed or withheld. Neither party shall settle a Tax Claim relating solely to Taxes of TCH or any Subsidiary for a Straddle Period without the other party's prior written consent, which consent shall not be unreasonably delayed or withheld, and the Seller shall not settle a Tax Claim for a Pre-Closing Tax Period which could have a material impact on any taxable period beginning after the Closing Date.

          12.5.3 Responsibility for Preparation and Filing of Tax Returns and Amendments.

          12.5.3.1 For any taxable period of TCH or Subsidiary that includes (but does not end on) the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that Seller shall reimburse Purchaser for any amount owed by Seller pursuant to Section 12.5.1.1 with respect to the taxable periods covered by such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with past practice if permissible under applicable Law. Purchaser shall furnish such Tax Returns to Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns.

          12.5.3.2 For any taxable period of TCH or Subsidiary that ends on or before the Closing Date, Seller shall timely prepare and Purchaser or Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. Purchaser shall timely furnish tax work papers to Seller upon request in accordance with Seller's past custom and practice if permissible under applicable Law. Seller shall pay all Taxes due with respect to such Tax Returns. Any Tax Returns to be filed by Purchaser, TCH or Subsidiary shall be furnished by Seller to the Purchaser, TCH or such Subsidiary, as the case may be, for its approval (which approval shall not be unreasonably withheld or delayed) at least thirty
     (30) days in the case of income Tax Returns and five (5) days in the case of all other Tax Returns prior to the due date for filing such Tax Returns and the Purchaser, TCH or such Subsidiary, as the case may be, shall promptly sign and timely file any such approved Tax Return. Purchaser and Seller agree to cause TCH and each Subsidiary to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the Effective Time on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          12.5.3.3 Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date. For those jurisdictions in which separate Tax Returns are filed by TCH or any Subsidiary, any required amended Tax Returns shall be prepared by Seller and furnished to the Purchaser, TCH or such Subsidiary, as the case may be, for its approval (which approval shall not be unreasonably withheld or delayed) at least twenty (20) days prior to the due date for filing such Tax Returns, and the Purchaser, TCH or such Subsidiary, as the case may be, shall promptly sign and timely file any such approved amended Tax Return.

          12.5.4 Tax Cooperation.

          12.5.4.1 Each of Seller, TCH, the Subsidiaries, and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

          12.5.4.2 Such cooperation shall include the retention and (upon the other party's request, at the other party's cost and expense, and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable taxing authority and (ii) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information. Purchaser and Seller shall (a) retain all books and records with respect to Tax matters pertinent to TCH, Auto Specialty and each Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and shall abide by all record retention arrangements entered into with any taxing authority and shall comply with the provisions of any applicable Law relating to the retention of such books and records, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, or Seller, as the case may be, shall allow the other party to take possession of such books and records at its sole cost and expense. The requesting party shall reimburse the other party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this
     Section 12.5.4.2 shall be maintained in confidence, except (x) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (y) to the extent the disclosing party provides written permission for such disclosure.

          12.5.5 Refunds and Credits.

          12.5.5.1 Any refunds or credits of Taxes of TCH or Subsidiary for any Pre-Closing Tax Period or that are Excluded Taxes shall be for the account of Seller. Any refunds or credits of TCH or Subsidiary for any taxable period beginning on or after the Closing Date shall be for the account of the Purchaser. Any refunds or credits of Taxes of TCH or Subsidiary for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Purchaser shall, if Seller so requests and at Seller's expense, file for and obtain any refunds or credits, or cause TCH or such Subsidiary to file for and obtain any refunds or credits, to which Seller is entitled under this Section 12.5.5 in the same manner as the filing of returns pursuant to Section 12.5.3. Purchaser shall permit Seller to control the prosecution of any such refund claim in the same manner as contests pursuant to Section 12.5.2.

          12.5.5.2 Purchaser shall cause TCH and each Subsidiary to elect, where permitted by applicable Law, to carry forward any Tax asset arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which TCH or such Subsidiary was included in a consolidated, combined or unitary return with the Seller or its Affiliates.

          12.5.6 Tax Sharing Agreements. Any Tax sharing or similar agreement or arrangement (whether or not written) to which TCH or any Subsidiary is a party shall terminate at the Closing.

          12.5.7 Joint Transactions. Subject to the obligations of the Seller and the Purchaser under Section 1.6, neither the Seller nor the Purchaser shall be liable to the other, or shall be obligated to provide any indemnification to the other, in respect of the Tax results or consequences of the joint transactions described in ARTICLE 1.

          12.6 Exclusive Remedies.

          12.6.1 The parties hereto agree that their respective remedies under
ARTICLE 12 of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Seller Document or Purchaser Document or limit any remedy for intentional fraud, willful misrepresentation or willful misconduct with respect to this Agreement, the Schedules to this Agreement or any Seller Document or Purchaser Document; provided, however, that in no event shall Purchaser bring or cooperate with an action for a complete or partial rescission of this Agreement on whatever basis, it being understood that any and all rights to seek such a remedy are hereby irrevocably waived.

          12.6.2 Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages.

          12.7 Adjustments for Certain Payments. Any indemnification payable in accordance with ARTICLE 12 shall be net of any amounts actually received (after deducting related costs and expenses) by the indemnified party for the Losses for which such indemnification payment is made.

          12.8 Treatment of Indemnity Payments. Seller and the Purchaser agree that all indemnification payments made in accordance with ARTICLE 12 will be treated by the parties as an adjustment to the Final Purchase Price.

          12.9 Cooperation regarding Seller Post-Closing Matters.

          12.9.1.1 From and after Closing, Purchaser shall reasonably cooperate, and shall cause TCH, the Subsidiaries, their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate with Seller, in connection with any matter with respect to which Seller has, or may have, continuing liability from and after Closing, including, without limitation: (a) the Venmar litigation; (b) the JCI Contracts; (c) the JCI Litigation; (d) the JCI Supply Agreement; (e) the RBC Purchase Agreement; and (f) the former employees of Von Weise (the "Seller Post-Closing Matters").

          12.9.1.2 Such cooperation shall include the retention and (upon Seller's request, at Seller's cost and expense, and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any Seller Post-Closing Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of Purchaser. Purchaser shall be responsible for retaining records and information for a period of ten (10) years after the Closing Date. Purchaser shall give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Purchaser shall allow Seller to take possession of such books and records at Seller's sole cost and expense. Seller shall reimburse Purchaser for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this Section 12.9.1.2 shall be maintained in confidence, unless such information is in the public domain through no wrongful act of the Seller or its Affiliates or such disclosure is required by applicable Law.

                                   ARTICLE 13

                                  MISCELLANEOUS

          13.1 Certain Definitions.

     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 13.1:

     "0.001% Equity Participation" shall have the meaning set forth in Section 2.2.

     "99.999% Equity Participation" shall have the meaning set forth in Section 1.1.1.

     "Accounting Principles" means consistently applied accounting methods, principles and calculations of TCH and Subsidiaries under GAAP and pursuant to which the Financial Statements were prepared and set forth in Annex B. A specific method, principle or calculation under GAAP specified in Annex B, means a calculation made in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation used by TCH and Subsidiaries. For purposes of any application of GAAP hereunder, the Accounting Principles shall control and GAAP shall be applied on a basis consistent with those principles reflected by TCH or the applicable Subsidiary in the preparation of its Financial Statements.

     "Adjusted Purchase Price" shall have the meaning set forth in Section
3.2.4.

     "Adjustment Amount" shall have the meaning set forth in Section 3.2.4.

     "Adjustment Period" shall have the meaning set forth in Section 3.2.1.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

     "Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "A&S Intellectual Property" shall mean all Intellectual Property owned by TCH or any Subsidiary (as the case may be).

     "A&S Mark Termination Date" shall have the meaning set forth in Section
9.8.

     "A&S Marks" shall mean "Fasco," "Fasco Products," "Fasco DC Motors Division," "Tecumseh" or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto.

     "Approved Absence" shall have the meaning set forth in Section 9.4.1.

     "Auto Specialty" shall have the meaning set forth in the Recitals.

     "Auto Specialty Cash Payment" shall have the meaning set forth in Section 1.2.2.

     "Auto Specialty Escrow" shall have the meaning set forth in Section 3.4.1.

     "Auto Specialty Escrow Agent" shall have the meaning set forth in Section 3.4.1.

     "Auto Specialty Escrow Agreement" shall have the meaning set forth in
Section 3.4.1.

     "Auto Specialty Escrow Deposit" shall have the meaning set forth in Section 3.4.3.

     "Auto Specialty Restated Certificate" shall have the meaning set forth in
Section 5.1.

     "Balance Sheet" shall have the meaning set forth in Section 7.8.

     "Balance Sheet Date" shall have the meaning set forth in Section 7.8.

     "Benefit Plans" shall have the meaning set forth in Section 7.16.1.

     "Business" shall have the meaning set forth in the Recitals.

     "Business Day" means any day of the year not a Saturday or a Sunday on which national banking institutions in Detroit, Michigan are open to the public for conducting business and are not required or authorized to close.

     "Canadian Escrow Agreement" shall have the meaning set forth in Section
9.17.

     "Canadian Escrowed Funds" shall have the meaning set forth in Section 9.17.

     "Canadian Registered Plan" shall have the meaning set forth in Section 7.16.7.

     "Cap" shall have the meaning set forth in Section 12.2.

     "Claim" shall have the meaning set forth in Section 12.4.1.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Date" shall have the meaning set forth in Section 4.1.

     "Closing Date Working Capital" shall have the meaning set forth in Section 3.2.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitment" shall have the meaning set forth in Section 9.12.

     "Company Material Adverse Effect" means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of TCH and Subsidiaries (taken as a whole) other than an effect resulting from an Excluded Matter. "Excluded Matters" means any one or more of the following: (i) the effect of any change arising from or related to any market in general in which TCH or any Subsidiary operates (whether in the United States or internationally), the United States economy as a whole, or the international economy, to the extent such change does not have a disproportionate impact on TCH and Subsidiaries; (ii) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof; (iii) the effect of any changes in applicable Laws, regulations or accounting rules; or (iv) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

     "Company Property" or "Company Properties" shall have the meaning set forth in Section 7.12.

     "Company Retirees" shall have the meaning set forth in Section 9.5.

     "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

     "Direct Purchased Assets" shall have the meaning set forth in Section 2.3.

     "Eaton Rapids Real Property" means the parcels of real property commonly known as 401 & 402 East Haven Street, 450 Marlin Avenue, and 770 Jackson Street, Eaton Rapids, Michigan.

     "Effective Time" shall mean 12:01 a.m. on the Closing Date.

     "El Paso Inventory" shall have the meaning set forth in Section 1.1.3.

     "Employees" shall have the meaning set forth in Section 9.4.1.

     "Environmental Law" means any applicable federal, state, foreign, national, provincial, regional, territorial, municipal or local statute, regulation, ordinance, or rule of common law in effect as of the Closing relating to the protection of the environment including, without limitation, any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the regulations promulgated pursuant thereto.

     "Environmental Permit" means any Permit required pursuant to any Environmental Law for the operation of any of the facilities of the Business.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Working Capital" means a good faith estimate of the Closing Date Working Capital, prepared and delivered by the Seller to the Purchaser by written notice not less than three (3) days prior to the Closing Date, which estimate shall be reasonably acceptable to the Purchaser.

     "Estimated Working Capital Difference" means the number of U.S. Dollars (which may be a positive or negative number) equal to the Target Working Capital minus the Estimated Working Capital.

     "Excluded Assets" shall have the meaning set forth in Section 13.3.

     "Excluded Taxes" means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (i) for any Taxes of TCH or Subsidiary for any Pre-Closing Tax Period, (ii) as a result of Treasury Regulation Section 1.1502-6(a) (or as a result of being a member of any combined, unitary, or similar group) for Taxes of Seller or any other corporation which has been affiliated with Seller (other than TCH and Subsidiaries) (or as a result of TCH or Subsidiary being a successor to a liability of the Seller or any Affiliate as a result of the operation of law or contract) and (iii) any Taxes arising in a taxable period ending after the Closing Date attributable to an event occurring or a deduction or credit claimed in a Pre-Closing Tax Period.

     "Existing Business Activities" shall mean the business activities of a Seller or an Affiliate of any Seller described on Schedule 9.16.1.

     "Funding of Auto Specialty" shall have the meaning set forth in Section
1.7.

     "Final Purchase Price" shall have the meaning set forth in Section 3.1.

     "Financial Statements" shall have the meaning set forth in Section 7.8.

     "GAAP" means consistently applied accounting methods, principles, policies and calculations of TCH and Subsidiaries as provided in the books and records of TCH and Subsidiaries under generally accepted United States accounting principles, and the basis on which the Financial Statements were prepared.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, regional, territorial, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

     "Hazardous Material" means any substance, material or waste that is characterized, classified or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, and polychlorinated biphenyls.

     "Indebtedness" means, without duplication, (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture, or other debt security, (iii) any obligation to pay the deferred purchase price of property or services with respect to which a Person is liable as obligor or otherwise and any installment payment non-compete agreement (other than Trade Accounts Payable and other current liabilities incurred in the ordinary course),
(iv) any commitment by which a Person ensures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse, but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (vi) any obligations under leases that are capitalized leases as of the Closing Date with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which obligations a Person ensures a creditor against loss, (vii) any indebtedness secured by an encumbrance on a Person's assets, (viii) any outstanding letter of credit, sight draft, bankers' acceptances, performance bond or similar surety obligation of TCH or any Subsidiary; provided that any such obligation shall only be considered Indebtedness to the extent such obligation has actually been drawn (or circumstances exist which entitle the beneficiary to draw on) at or prior to the Closing Date, and (ix) any interest, principal, prepayment penalty, fees, or expenses to the extent paid in respect of those items listed in clauses (i) through (viii) of this definition.

     "Initial Purchase Price" shall have the meaning set forth in Section 3.1.1.

     "Intellectual Property" means all rights under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine, including all rights to Technology.

     "Inventory" shall have the meaning set forth in the Accounting Principles.

     "IRS" means the Internal Revenue Service of the United States.

     "JCI Contracts" means, as amended: (i) the Supply Agreement, dated September 30, 2004, by and between Fasco Industries, Inc. and Johnson Controls, Inc.; (ii) the Letter Agreement, dated November 23, 2005, by between Fasco Industries, Inc. and Johnson Controls, Inc.; (iii) the Supply Agreement, dated November 30, 2005, by and between Fasco Industries, Inc. and Johnson Controls, Inc., (iv) the Johnson Controls, Inc. Global Terms and Conditions of Purchase, dated March 12, 2006; (v) the Purchase Order, dated January 3, 2007, issued by Johnson Controls, Inc. to Fasco DC Motors; and (vi) each Supplier Statement of Work (SSOW) issued by Johnson Controls, Inc. pursuant to the foregoing agreements.

     "JCI Litigation" means Johnson Controls, Inc. v. Fasco Industries, Inc., dba Fasco DC Motors, United States District Court for the Eastern District of Michigan, Case No. 2:07-cv-13649.

     "JCI Supply Agreement" shall have the meaning set forth in Section 11.1.11.

     "Juarez Fixed Assets" shall have the meaning set forth in Section 1.1.6.

     "Juarez Inventory" shall have the meaning set forth in Section 1.1.2.

     "Knowledge of Purchaser" means the actual knowledge of the senior officers of the Purchaser or other employees of the Purchaser actively involved in the transactions contemplated hereby.

     "Knowledge of Seller" means the actual knowledge of James Bonsall, James Nicholson, Mark Porto, Daryl McDonald, or Kevin Hein.

     "Law" means any federal, state, provincial, regional, territorial, municipal, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

     "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Liquidated Damages" shall have the meaning set forth in Section 4.5.

     "Losses" means any and all losses, claims, expenses, damages, judgments, settlements, debts, liabilities, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' fees and expenses and costs of investigation).

     "Master Global Manufacture and Supply Agreement (Tecumseh Power Company)" shall have the meaning set forth in Section 11.1.9.

     "Material Contracts" shall have the meaning set forth in Section 7.21.1.

     "Mexico" means the United Mexican States.

     "Motores" shall have the meaning set forth in the recitals of this Agreement.

     "Nappanee Real Property" means the parcel of real property commonly known as 24785 US Hwy 6, Nappanee, Indiana 46550.

     "Non-Competition Period" shall have the meaning set forth in Section
9.16.1.

     "Notice of Unsettled Tax Matter" shall have the meaning set forth in
Section 1.6.4.

     "Objection Notice" shall have the meaning set forth in Section 3.2.2.

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

     "Owned Property" or "Owned Properties" shall have the meaning set forth in
Section 7.12.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

     "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances set forth on Schedule 7.12; (ii) statutory liens for current taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) all matters caused directly or indirectly by Purchaser; and (vi) such other imperfections in title, charges, easements, restrictions, encumbrances and matters revealed by a plat or plan of survey which do not materially impair the use, value, ownership, operations or occupancy of any Company Property subject thereto or affected thereby, or for which a title insurer chosen by Seller has agreed to provide title insurance coverage.

     "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a Governmental Body).

     "Pre-Closing Tax Period" means, with respect to TCH and each Subsidiary, any Tax period (or portion thereof) ending on or before the Closing Date, and shall include any Taxes imposed as a result of TCH or any Subsidiary leaving a consolidated, combined or unitary group.

     "Property Taxes" shall have the meaning set forth in Section 12.5.1.3.1.

     "Protected Information" shall have the meaning set forth in Section 9.16.4.

     "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

     "Purchaser DC Plan" shall have the meaning set forth in Section 9.4.6.

     "Purchaser Documents" shall have the meaning set forth in Section 8.2.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 12.1.1.

     "Purchaser One Cash Contribution to Auto Specialty" shall have the meaning set forth in Section 1.3.

     "Purchaser One Auto Specialty Escrow Deposit" shall have the meaning set forth in Section 3.4.2.

     "Purchaser Tax Act" shall have the meaning set forth in Section 12.5.1.1.

     "Real Property Lease" shall have the meaning set forth in Section 7.12.

     "Release" means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.

     "Remedial Action" means all actions required pursuant to or by operation of Environmental Laws, by an Order of a Governmental Body enforcing Environmental Laws, or pursuant to an Order of a court of competent jurisdiction, to clean up, remove, treat, contain or otherwise address any Hazardous Material located at, in, on or under real property.

     "Restricted Business" shall have the meaning set forth in Section 9.16.1.

     "Restructuring" shall have the meaning set forth in Section 9.2.

     "Second Closing Date" shall have the meaning set forth in Section 6.1.

     "Securities Act" shall have the meaning set forth in Section 8.5.

     "Seller" shall have the meaning set forth in the preamble of this Agreement.

     "Seller Documents" shall have the meaning set forth in Section 7.2.

     "Seller Post-Closing Matters" shall have the meaning set forth in Section 12.9.1.1.

     "Share Price" shall have the meaning set forth in Section 9.17.

     "Straddle Period" shall have the meaning set forth in Section 12.5.1.3.

     "Subsidiary" means each entity set forth on Schedule 7.4 attached hereto.

     "Target Working Capital" means $41,450,000.

     "Tax Characterization" shall have the meaning set forth in Section 1.6.1.

     "Tax Claim" shall have the meaning set forth in Section 12.5.2.1.

     "Tax Indemnified Party" shall have the meaning set forth in Section
12.5.2.1.

     "Tax Indemnifying Party" shall have the meaning set forth in Section 12.5.2.1.

     "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, good and services, ad valorem, value added, transfer, franchise, profits, inventory, net worth, escheat, unclaimed property, documentary, recapture, alternative minimum, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and whether or not validly assessed, including Canada Pension Plan and provincial pension plan, contributions, employment insurance and unemployment insurance payments and workers' compensation premiums, and whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and
(ii) "Tax" shall have the correlative meaning any transferee liability in respect of any items described in clauses (i) and/or (ii).

     "TCH" shall have the meaning set forth in the recitals of this Agreement.

     "TCH Shares" shall have the meaning set forth in Section 2.1.

     "Technology" means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, tools, inventions, creations, improvements, works of authorship other similar materials relating to TCH and its Subsidiaries' products, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

     "Trade Accounts Payable" shall have the meaning set forth in the Accounting Principles.

     "Trade Accounts Receivable and Trade Accounts Payable" shall have the meaning set forth in Section 1.1.4.

     "Trade Receivables" shall have the meaning set forth in the Accounting Principles.

     "Transfer Taxes" means all sales, use, transfer, intangible, recordation, documentary stamp, goods and services, value-added, or similar Taxes or charges, of any nature whatsoever.

     "Transferred Benefit Plans" shall have the meaning set forth in Section 7.16.2.

     "Transition Services Agreement" shall have the meaning set forth in Section 11.1.10.

     "Unrelated Firm" shall have the meaning set forth in Section 3.2.3.

     "Unsettled Tax Matter" shall have the meaning set forth in Section 1.6.4.

     "U.S. Dollars" or "Dollars" means the legal currency of the United States.

     "Venmar Litigation" means 42 fire/property loss claims involving Venmar, a Canadian manufacturer of heat recovery ventilators, as further described on
Schedule 7.18.

     "Von Weise" shall have the meaning set forth in the Recitals.

     "Von Weise 351 Assets" shall have the meaning set forth in Section 1.2.

     "Von Weise Auto Specialty Assignment and Assumption Agreement" shall have the meaning set forth in Section 1.5.

     "Von Weise Auto Specialty Common Stock" shall have the meaning set forth in
Section 3.4.1.

     "Von Weise Auto Specialty Preferred Stock" shall have the meaning set forth in Section 1.2.1.

     "Von Weise Purchaser One Assignment and Assumption Agreement" shall have the meaning set forth in Section 2.4.

     "Working Capital" means as of the applicable date, Inventory, Trade Receivables, and Trade Accounts Payable prepared on a basis consistent with the Accounting Principles.

          13.2 Payment of Transfer Taxes. All Transfer Taxes applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne in equal proportion by the Seller and Purchaser.

          13.3 Excluded Assets. Prior to the Closing Date, the following assets (the "Excluded Assets") will be transferred from TCH and each Subsidiary to Seller or Seller's designee:

          13.3.1 cash; and

          13.3.2 any debit balance reflected in any intercompany funding account which, immediately prior to the Closing, will be deemed to be a contribution to capital.

          13.4 Expenses. Except as otherwise provided in this Agreement, (a) the Seller (and not TCH) shall pay all fees, costs and expenses incurred by the Seller, TCH or any Subsidiary in connection with (i) the Restructuring, including all fees and expenses of APS Services, and (ii) the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and (b) the Purchaser shall pay all fees, costs and expenses incurred by it in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

          13.5 Further Assurances. The Seller and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          13.7 Submission to Jurisdiction; Consent to Service of Process.

          13.7.1 Subject to Section 3.2.3, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the District of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          13.7.2 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.10.

          13.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          13.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          13.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally or (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:    Tecumseh Products Company
                 100 E. Patterson Street
                 Tecumseh, Michigan 49286
                 Attn: Daryl P. McDonald, Esq.
                 Facsimile: (517) 423-8839

With a copy to:  Miller, Canfield, Paddock & Stone, P.L.C.
                 840 West Long Lake Road, Suite 200
                 Troy, Michigan 48098
                 Attn: David D. Joswick, Esq.
                 Facsimile: (248) 879-2001

If to Purchaser: Specialty Motors Operations, Inc.
                 5200 Town Center Circle, Suite 600
                 Boca Raton, Florida 33486
                 Telephone number: (561) 394-0550
                 Facsimile number: (561) 394-0540
                 Attention: Anuj Singh and C. Deryl Couch

With a copy to:  Morgan, Lewis & Bockius LLP
                 One Oxford Centre, Thirty-Second Floor
                 Pittsburgh, Pennsylvania 15219
                 Attn: David A. Gerson and Kimberly A. Taylor
                 Facsimile: (412) 560-7001

          13.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          13.12 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that prior to or after the Closing, the Purchaser may assign all or any part of its rights hereunder to (i) any Affiliate of the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, (ii) any financial institution, lender, or investor providing to the Purchaser debt or equity financing in connection with the transactions contemplated hereby, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, or (iii) any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of the Purchaser or its Subsidiaries.

          13.13 Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

          13.14 Rules of Construction. This Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to "$" shall mean U.S. dollars; (d) the word "including" and words of similar import shall mean "including without limitation," unless otherwise specified; (e) the word "or" shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          13.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

                        [Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

SPECIALTY MOTORS OPERATIONS, INC.


By:
    ---------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


SPECIALTY MOTORS HOLDING CORP.


By:
    ---------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


SELLER:

TECUMSEH PRODUCTS COMPANY


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


VON WEISE USA, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

             (Signature page to Contribution and Purchase Agreement)